Exhibit 2.2

ASSET PURCHASE AGREEMENT
Among
GANNETT CO., INC.
and
MEREDITH CORPORATION

IN RESPECT OF TELEVISION STATION
KMOV(TV), ST. LOUIS, MISSOURI
and
Related Assets

Dated as of December 23, 2013

Table of Contents

ARTICLE I DEFINITIONS	2

Section 1.1.	Definitions 2

ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS	9

Section 2.1.	Purchase and Sale of Purchased Assets 9

Section 2.2.	Excluded Assets 11

Section 2.3.	Assumption of Liabilities 12

Section 2.4.	Closing Date 15

Section 2.5.	Purchase Price 15

Section 2.6.	Determination of Estimated Purchase Price; Payment on Closing Date 16

Section 2.7.	Determination of Closing Date Working Capital and Purchase Price 16

Section 2.8.	Closing Date Deliveries 18

Section 2.9.	Further Assurances 19

Section 2.10.	Purchase Price Adjustment 19

Section 2.11.	Allocation of Purchase Price 20

Section 2.12.	Uncollected Receivables 21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	21

Section 3.1.	Organization 21

Section 3.2.	Subsidiaries and Investments 22

Section 3.3.	Authority of Seller Parent and Option Party 22

Section 3.4.	Financial Statements 23

Section 3.5.	Operations Since Balance Sheet Date 23

Section 3.6.	No Undisclosed Liabilities 24

Section 3.7.	Taxes 25

Section 3.8.	Sufficiency of Assets and Legality of Use 25

Section 3.9.	Governmental Permits; FCC Matters 25

Section 3.10.	Real Property; Real Property Leases 27

Section 3.11.	Personal Property Leases 27

Section 3.12.	Intellectual Property 28

Section 3.13.	Accounts Receivable 28

Section 3.14.	Title to Purchased Assets 28

Section 3.15.	Employees 28

Section 3.16.	Employee Relations 29

Section 3.17.	Contracts 29

Section 3.18.	Status of Contracts 30

Section 3.19.	No Violation, Litigation or Regulatory Action 31

Section 3.20.	Insurance 31

Section 3.21.	Employee Plans; ERISA 31

Section 3.22.	Environmental Protection 32

Section 3.23.	MVPD Matters 33

Section 3.24.	Certain Business Practices 33

Section 3.25.	No Finder 33

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	34

Section 4.1.	Organization 34

Section 4.2.	Authority of Buyer 34

Section 4.3.	Litigation 35

Section 4.4.	No Finder 35

Section 4.5.	Qualifications as FCC Licensee 35

Section 4.6.	Adequacy of Financing 35

ARTICLE V ACTION PRIOR TO THE CLOSING DATE	35

Section 5.1.	Investigation of the Business 35

Section 5.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters 36

Section 5.3.	FCC Consent; HSR Act Approval; Other Consents and Approvals 36

Section 5.4.	Operations of the Station Prior to the Closing Date 39

Section 5.5.	Public Announcement 41

Section 5.6.	Transition of Station Out of Belo Group Agreements 41

ARTICLE VI ADDITIONAL AGREEMENTS	42

Section 6.1.	Taxes; Sales, Use and Transfer Taxes 42

Section 6.2.	Employees; Employee Benefit Plans 43

Section 6.3.	Control of Operations Prior to Closing Date 46

Section 6.4.	Bulk Transfer Laws 46

Section 6.5.	Use of Names 46

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PARENT	47

Section 7.1.	No Misrepresentation or Breach of Covenants and Warranties 47

Section 7.2.	No Restraint 47

Section 7.3.	Certain Governmental Approvals 47

Section 7.4.	Merger 48

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	48

Section 8.1.	No Misrepresentation or Breach of Covenants and Warranties 48

Section 8.2.	No Restraint 48

Section 8.3.	Certain Governmental Approvals 48

Section 8.4.	Merger 49

Section 8.5.	Consents 49

ARTICLE IX INDEMNIFICATION	49

Section 9.1.	Indemnification by Seller and Parent 49

Section 9.2.	Indemnification by Buyer 50

Section 9.3.	Notice of Claims; Determination of Amount 51

Section 9.4.	Third Person Claims 52

Section 9.5.	Limitations 53

Section 9.6.	No Special Damages; Mitigation 53

ARTICLE X TERMINATION	54

Section 10.1.	Termination 54

Section 10.2.	Withdrawal of Certain Filings 55

ARTICLE XI GENERAL PROVISIONS	55

Section 11.1.	Survival of Representations, Warranties and Obligations 55

Section 11.2.	Confidential Nature of Information 55

Section 11.3.	Governing Law 56

Section 11.4.	Notices 56

Section 11.5.	Successors and Assigns; Third Party Beneficiaries 57

Section 11.6.	Access to Records after Closing 58

Section 11.7.	Entire Agreement; Amendments 58

Section 11.8.	Interpretation 58

Section 11.9.	Waivers 59

Section 11.10.	Expenses 59

Section 11.11.	Partial Invalidity 59

Section 11.12.	Execution in Counterparts 59

Section 11.13.	Disclaimer of Warranties 59

Section 11.14.	WAIVER OF JURY TRIAL 60

Section 11.15.	Specific Performance 60

[The following exhibits and schedules have been omitted and will be supplementally provided to the Commission upon request.]

EXHIBITS
Exhibit A     -     Form of Instrument of Assumption
Exhibit B     -     Form of Bill of Sale and Assignment
Exhibit C     -     Form of Joinder Agreement
Exhibit D    -    Form of Assignment of Seller FCC Authorizations

SCHEDULES

2.2	Excluded Assets
3.2	Subsidiaries and Investments
3.3	Seller Conflicts and Consents
3.4	Financial Statements
3.5(a)	No Material Adverse Change
3.5(b)	Operations Since Balance Sheet Date
3.6	No Undisclosed Liabilities
3.8	Sufficiency of Assets
3.9(a)	Governmental Permits
3.9(b)	Compliance with Governmental Permits
3.9(d)	Seller FCC Matters
3.10(a) 3.10(b)	Owned Real Property Leased Real Property
3.11	Leases of Personal Property
3.12(a)	Copyrights, Patent Rights and Trademarks
3.12(b)	Exceptions to Ownership or Right to Use Copyrights, Patent Rights and Trademarks
3.12(c)	Registrations and Validity of Copyrights, Patent Rights and Trademarks
3.12(d)	Infringement
3.14	Permitted Encumbrances
3.15	Employees
3.16	Collective Bargaining Agreements
3.17	Contracts
3.18	Status of Station Agreements
3.19	Compliance with Law; Litigation
3.20	Insurance
3.21	Employee Plans
3.21(b)	Multiemployer Plans
3.22	Environmental Matters
3.23	MVPD Matters
4.2 4.5(a) 5.3(f)	Buyer Conflicts and Consents Buyer FCC Matters Required Consents
5.4(b) 5.6	Operations Prior to Closing Date Belo Group Agreements to be Transitioned
6.2(c)	Buyer’s Benefit Plans
6.2(h)	Description of Severance Plan

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of December 23, 2013 (this “Agreement”), by and among (i) GANNETT CO., INC., a Delaware corporation (“Parent”), together with that certain Seller named herein who shall join this Agreement as a party hereto, on the one hand, and (ii) MEREDITH CORPORATION, an Iowa corporation (“Buyer”), on the other hand.
W I T N E S S E T H :
WHEREAS, on the date of this Agreement Seller owns and operates the following television broadcast station (the “Station”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
KMOV(TV), St. Louis, Missouri
WHEREAS, on the Merger Closing Date (as defined below), Seller will become a lower-tier wholly-owned subsidiary of Parent pursuant to a certain Agreement and Plan of Merger, dated as of June 12, 2013 (the “Merger Agreement”) among Parent, Delta Acquisition Corp. and Belo Corp. (“Belo”), which provides for the merger of Delta Acquisition Corp. into Belo, with Belo surviving the transactions contemplated by the Merger Agreement (the “Merger”) as a wholly-owned subsidiary of Parent;
WHEREAS, on the Merger Closing Date, Parent will cause Seller to enter into a Joinder Agreement (as defined below) pursuant to the terms and subject to the conditions of this Agreement and, thereupon, at the closing hereunder, Seller shall effect and consummate the transactions contemplated hereby;
WHEREAS, pursuant to the Sander Agreement (as defined below), and simultaneously with the closing of the Merger, Seller will transfer and convey to Sander Operating Co. IV LLC, its successors and assigns (“Sander St. Louis” or “Option Party”), certain assets and liabilities related to the operation of KMOV(TV), St. Louis, Missouri;
WHEREAS, pursuant to that certain Option Agreement, dated as of December 23, 2013, between Parent, Sander (as defined below) and the Option Party (the “Option Agreement”), Parent holds an option to purchase from the Option Party those certain assets (including FCC licenses), and to assume those certain liabilities of the Option Party, relating to the operation of the Station that is subject to the option set forth therein (respectively, the “Option Assets” and the “Option Liabilities”);
WHEREAS, pursuant to that certain Option Exercise Agreement, dated as of the date hereof, by and between Parent, Sander and the Option Party (the “Option Exercise Agreement”), Parent has exercised its option under the Option Agreement to purchase the Option Assets and assume the Option Liabilities;
WHEREAS, the closing of the transactions contemplated by the Option Exercise Agreement and the closing of the transactions contemplated by this Agreement shall occur simultaneously and, at such closings, pursuant to the terms of the Option Exercise Agreement, the Option Party shall assign and transfer to Buyer, and Buyer shall purchase, accept and assume the Option Assets and the Option Liabilities; and

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase, accept and assume from Seller, the Purchased Assets and the Assumed Liabilities (each as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
“Affected Employees” has the meaning specified in Section 6.2(a).
“Agreement” has the meaning specified in the introductory paragraph hereof.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreed Accounting Principles” means the generally accepted accounting principles used in the preparation of the Balance Sheet.
“Agreed Adjustments” has the meaning specified in Section 2.7(b).
“Ancillary Agreements” means the Option Exercise Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.
“Arbitrator” has the meaning specified in Section 2.7(c).
“Assumed Liabilities” has the meaning specified in Section 2.3(a).
“Balance Sheet” has the meaning specified in Section 3.4.
“Balance Sheet Date” has the meaning specified in Section 3.4.
“Belo” has the meaning specified in the second recital hereof.
“Business” has the meaning specified in Section 2.1.
“Business Day” means any day on which the principal offices of the Securities and Exchange Commission are open to accept filings and on which banks in the City of New York are not required or authorized to close.
“Buyer” has the meaning specified in the introductory paragraph hereof.

“Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).
“Buyer Group Member” means Buyer, its Affiliates, directors, officers, employees and agents and their respective successors and assigns.
“Buyer’s Benefit Plans” has the meaning specified in Section 6.2(c).
“Buyer Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would materially adversely affect the ability of Buyer to perform its obligations under this Agreement, other than changes (i) relating to generally applicable economic conditions or the television broadcasting industry in general, other than those having a disproportionate impact on Buyer, or (ii) resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any regulations promulgated thereunder.
“Claim Notice” has the meaning specified in Section 9.3(a).
“Closing” has the meaning specified in Section 2.4.
“Closing Date” has the meaning specified in Section 2.4.
“Closing Date Balance Sheet” has the meaning specified in Section 2.7.
“Closing Date Payment” has the meaning specified in Section 2.6(b).
“Closing Date Working Capital Amount” means the amount by which (i) the Current Assets, as reflected on the Closing Date Balance Sheet as finally determined in accordance with Section 2.7, exceed (ii) the Current Liabilities, as reflected on the Closing Date Balance Sheet as finally determined in accordance with Section 2.7; provided that if such Current Assets are equal to such Current Liabilities, then the Closing Date Working Capital Amount shall be zero.
“Closing Date Working Capital Deficit” means the amount by which (i) the Current Liabilities, as reflected on the Closing Date Balance Sheet finally determined in accordance with Section 2.7, exceed (ii) the Current Assets, as reflected on the Closing Date Balance Sheet as finally determined in accordance with Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Period” has the meaning specified in Section 2.12.
“Collections Deficiency” has the meaning specified in Section 2.12.
“Collective Bargaining Agreements” has the meaning specified in Section 3.16.
“Communications Act” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children’s Television Act of 1992, and the rules and regulations of the FCC promulgated under the foregoing, in each case, as in effect from time to time.
“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, asbestos, asbestos containing material, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.
“Current Assets” means (i) those types of assets of Seller or Option Party classified as “Current Assets” on the Balance Sheet and (ii) any pro-rated assets described in Section 2.5(b)(i), but excluding any Excluded Assets.
“Current Liabilities” means (i) those types of liabilities of Seller or Option Party classified as “Current Liabilities” on the Balance Sheet and (ii) any pro-rated liabilities described in Section 2.5(b)(ii), but excluding (w) any Excluded Liabilities, (x) any Tax liabilities, and (y) any amounts payable by Buyer pursuant to Section 6.2(g).
“Cutoff Time” has the meaning specified in Section 2.5(b).
“Disputed Items” has the meaning specified in Section 2.7(c).
“DOJ” means the U.S. Department of Justice.
“Employee Plans” has the meaning specified in Section 3.21(a).
“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.
“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (a) any liability under any Environmental Law, or (b) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.
“Environmental Law” means all Requirements of Laws relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Purchase Price” means the Purchase Price, as defined herein, but determined on an estimated basis by Parent in good faith and as reflected in the certificate referred to in Section 2.6(a).
“Excess Collections” has the meaning specified in Section 2.12.
“Excluded Assets” has the meaning specified in Section 2.2.
“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“Expense” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
“FCC” means the Federal Communications Commission.
“FCC Applications” has the meaning specified in Section 5.3(a).
“FCC Consent” means action by the FCC (including action by staff acting on delegated authority) granting its consent to the FCC Applications to Buyer and the consummation of the transactions contemplated hereby.
“Final Allocation Schedule” has the meaning specified in Section 2.11(c).
“FTC” means the U.S. Federal Trade Commission.
“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.
“Governmental Consents” means (i) the FCC Consent, and (ii) all authorizations, consents, Orders and approvals of all Governmental Bodies, including any State Attorney General, that are or may become necessary for the execution, delivery and consummation of the transactions contemplated hereby.
“Governmental Permits” has the meaning specified in Section 3.9(a).
“Group Agreements” has the meaning specified in Section 5.6.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning specified in Section 9.3(a).
“Indemnified Event” has the meaning specified in Section 9.3(b).
“Indemnitor” has the meaning specified in Section 9.3(a).
“Intellectual Property” means United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications, unregistered trademarks and trade names, domain names, copyright registrations, pending copyright applications and unregistered copyrights.
“Joinder Agreement” has the meaning specified in Section 2.8(a).
“Knowledge of Seller” means, as to a particular matter, the actual knowledge of the following persons: the Senior Vice President/General Counsel and Secretary of Parent, the President/Media Operations of Belo or the General Counsel of Belo.

“Laws” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Body.
“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.
“Market” means, with respect to the Station, the “Designated Market Area,” as determined by The Nielsen Company, of such Station.
“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would (i) materially adversely affect the ability of Parent or Seller to perform its obligations under this Agreement, or (ii) have a material adverse effect on the assets, results of operations or financial condition of the Station or the Business, taken as a whole, other than changes (a) relating to generally applicable economic conditions or the television broadcasting industry in general, other than those having a disproportionate impact on Seller, the Purchased Assets or the Business, (b) resulting from the announcement by Parent of its intention to sell the Purchased Assets or the Business or (c) resulting from the execution of this Agreement (including the identity of Buyer) or the consummation of the transactions contemplated hereby.
“Merger” has the meaning specified in the second recital hereof.
“Merger Agreement” has the meaning specified in the second recital hereof.
“Merger Closing Date” means the date upon which the transactions contemplated by the Merger Agreement are consummated.
“MVPD” means any multi-channel video programming distributor, including cable systems, satellite master antenna television systems, telephone companies and direct broadcast satellite systems.
“Objection Notice” has the meaning specified in Section 2.7(b).
“Option Agreement” has the meaning specified in the fifth recital hereof.
“Option Assets” has the meaning specified in the fifth recital hereof.
“Option Exercise Agreement” has the meaning specified in the sixth recital hereof.
“Option Liabilities” has the meaning specified in the fifth recital hereof.
“Option Party” has the meaning specified in the fourth recital hereof.
“Order” means any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Body.
“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any regulations promulgated thereunder.
“Owned Real Property” has the meaning specified in Section 3.10(a).

“Parent” has the meaning specified in the introductory paragraph hereof.
“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of the Business which are not yet due and payable, (c) easements, servitudes, rights-of-way, covenants, consents, conditions, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions affecting the use of any Real Property listed or referred to in Schedules 3.10(a) or 3.10(b) which in the aggregate could not reasonably be expected to materially impair the use of the Purchased Assets for the purposes for which they are or may reasonably be expected to be held, (d) the leases set forth in Schedule 3.11 and licenses set forth in Schedule 3.12, (e) other non-monetary Encumbrances on property which do not materially impair the existing use of the property affected by such Encumbrances and (f) the items on Schedule 3.14.
“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.
“Preliminary Allocation Schedule” has the meaning specified in Section 2.11(a).
“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.7(a)(i).
“Preliminary Closing Date Working Capital Calculation” has the meaning specified in Section 2.7(a)(iii).
“Preliminary Purchase Price” has the meaning specified in Section 2.7(a)(ii).
“Program Rights Agreements” means any agreement of Seller or Option Party presently existing or entered into after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement to broadcast television programs or shows as part of the Station’s programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements and syndication agreements.
“Purchased Assets” has the meaning specified in Section 2.1.
“Purchase Price” has the meaning specified in Section 2.5.
“Receivables” has the meaning specified in Section 2.12.
“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any regulations promulgated thereunder.
“Real Property” has the meaning specified in Section 3.10(b).
“Real Property Leases” has the meaning specified in Section 3.10(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.
“Remedial Action” means actions required to (a) clean up, remove, abate, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threatened Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
“Renewal Applications” has the meaning specified in Section 5.3(e).
“Required Consents” has the meaning specified in Section 5.3(f).
“Requirements of Law” means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any Governmental Body.
“Resolution Period” has the meaning specified in Section 2.7(b).
“Review Period” has the meaning specified in Section 2.7(b).
“Sander” means Sander Holdings Co. LLC, its successors and assigns.
“Sander Agreement” means that certain Asset Purchase Agreement, dated as of June 12, 2013, among Parent, Sander, Option Party and other Affiliates of Sander, as amended.
“Sander St. Louis” has the meaning specified in the fourth recital hereof.
“Seller” means KMOV-TV, Inc., a Delaware corporation, its successors and assigns.
“Seller FCC Authorizations” means those Governmental Permits issued by the FCC with respect to the Station.
“Seller Group Member” means Seller and Parent and their Affiliates, directors, officers, employees and agents and their respective successors and assigns.
“Seller Property” means any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by Seller or Option Party and used primarily in the Business.
“Station” has the meaning specified in the first recital hereof.
“Station Agreements” has the meaning specified in Section 3.18.
“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, capital stock, escheat, environmental, franchise, social security, stamp, registration and value-added taxes, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body and shall include any obligation to indemnify or otherwise assume or succeed to the Tax liability of another person/entity.
“Termination Date” has the meaning specified in Section 10.1(a)(v).
“Union Pension Plan” has the meaning specified in Section 6.2(l).
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS
Section 2.1.    Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, and pursuant to the terms of the Option Exercise Agreement, Parent shall cause the Option Party to, sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase from Seller pursuant to this Agreement, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties and business (excepting only the Excluded Assets) (including the Option Assets which Parent has the right to transfer to Buyer pursuant to the Option Exercise Agreement) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held by Seller or Option Party and used primarily with respect to the Station and the business of the Station (the “Business”) as the same shall exist on the Closing Date (herein collectively referred to as the “Purchased Assets”), including, without limitation, all right, title and interest of Seller and Option Party in, to and under:
(a)    All accounts receivable generated by the Business for periods prior to the Closing Date;
(b)    The Seller FCC Authorizations and all other assignable Governmental Permits listed in Schedule 3.9(a) applicable to the Station;
(c)    The Owned Real Property described in Schedule 3.10(a) applicable to the Station;
(d)    The Real Property Leases described in Schedule 3.10(b) applicable to the Station;
(e)    All machinery, equipment (including cameras, computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, supplies, inventory (including all films, programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), advertising and promotional materials, engineering plans, records and data, vehicles, furniture and other personal property owned or held by Seller or Option Party, as applicable, and primarily relating to the Station (other than the items described in Section 2.2(h));

(f)    The personal property leases and the personal property leased thereunder listed in Schedule 3.11 applicable to the Station;
(g)    The trademarks, trade names, the call sign “KMOV(TV),” service marks and copyrights (and all goodwill associated therewith), registered or unregistered, and the domain names owned by Seller or Option Party, as applicable, and relating exclusively to the Station or the Business, and the applications for registration thereof and the patents and applications therefor and the licenses relating to any of the foregoing including, without limitation, the items listed in Schedule 3.12(a) applicable to the Station;
(h)    (i) All contracts of Seller or Option Party, as applicable, for the sale of broadcast time for advertising or other purposes made in the ordinary course of the Business and consistent with past practice; (ii) all contracts for the purchase of merchandise, supplies or personal property or for the receipt of services made in the ordinary course of the Business and consistent with past practice which are terminable by Seller or Option Party, as applicable, on thirty (30) days’ notice or less; (iii) the contracts, agreements or understandings listed or described in Schedule 3.17 applicable to the Station and designated on such Schedule as an “Assumed Contract” and (iv) any other contract, agreement or understanding (evidenced in writing) entered into by Seller or Option Party, as applicable, primarily in respect of the Business which (A) is of the general nature described in subsections (b), (d), (e), (j) or (k) of Section 3.17 but which, by virtue of its specific terms, is not required to be listed in Schedule 3.17 or (B) is entered into after the date hereof consistent with the provisions of Section 5.4 of this Agreement;
(i)    The Collective Bargaining Agreements listed in Schedule 3.16 applicable to the Station;
(j)    All advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information exclusively used in or relating to the Business;
(k)    All rights, claims or causes of action of Seller or Option Party, as applicable, against third parties arising under warranties from manufacturers, vendors and others in connection with the Purchased Assets;
(l)    All prepaid rentals and other prepaid expenses (except for prepaid insurance) arising from payments made by Seller or Option Party, as applicable, in the ordinary course of the operation of the Business prior to the Closing Date for goods or services where such goods or services have not been received at the Closing Date;
(m)    All jingles, slogans, commercials and other promotional materials used in or relating exclusively to the Station or the Business;
(n)    All books and records (including all computer programs used primarily in connection with the operation of the Business or the Station) of Seller or Option Party, as applicable, relating to the assets, properties, business and operations of the Business or the Station including, without limitation, all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence; and
(o)    All other assets or properties not referred to above which are reflected on the Balance Sheet or acquired by Seller or Option Party, as applicable, in the ordinary course of the Business after the Balance Sheet Date but prior to Closing, except (i) any such assets or properties disposed of after the Balance Sheet Date in the ordinary course of the Business and (ii) Excluded Assets.
Section 2.2.    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (whether or not included in Option Assets) (herein referred to as the “Excluded Assets”):
(a)    All cash and cash equivalents (including any marketable securities or certificates of deposit) of Seller or Option Party;
(b)    All claims, rights and interests of Seller or Parent or Option Party, as applicable, in and to any refunds for federal, state or local franchise, income or other Taxes or fees of any nature whatsoever for periods prior to the Closing Date;
(c)    Any rights, claims or causes of action of Seller or Parent or Option Party, as applicable, against third parties relating to the assets, properties, business or operations of the Business arising out of transactions occurring prior to the Closing Date, except to the extent and only to the extent any such claims relate to the Purchased Assets;
(d)    All bonds held, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;
(e)    Seller’s and Option Party’s minute books, stock transfer books, records relating to formation, Tax returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets) and any books and records (including computer programs) relating primarily to a business of Belo, Option Party or any of their Affiliates unrelated to the Business or the Station;
(f)    All records prepared in connection with the sale or transfer of the Station, including bids received from others and analyses relating to the Station and the Purchased Assets;
(g)    The contracts, agreements or understandings of Seller or Option Party listed in Schedule 3.17 and designated on such Schedule as a “Contract Not Assumed” and any contract, agreement or understanding listed in Schedule 3.17 which has expired prior to the Closing Date and any contracts, agreements or understandings between or among Seller, Option Party and any Affiliates of Seller or Option Party relating to the Station and the Purchased Assets unless listed in Schedule 3.17 as an “Assumed Contract”;
(h)    The items designated in Schedule 2.2 as “Excluded Assets”;

(i)    Any trade name, trademarks, service marks, domain names or logos using or incorporating the names “Belo”, “Gannett”, “Sander” or any variation or derivative thereof;
(j)    All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities;
(k)    All of Seller’s, Belo’s, Parent’s, Option Party’s or their Affiliates’ employee benefit agreements, plans or arrangements (including, without limitation, all Employee Plans);
(l)    Any intercompany receivable of Seller or Option Party from any of its Affiliates; and
(m)    Any rights of or payment due to Seller, Option Party or Parent under or pursuant to this Agreement or the other agreements with Buyer contemplated hereby.
Section 2.3.    Assumption of Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit A, pursuant to which Buyer shall assume and be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of Seller or Option Party (except to the extent such obligations and liabilities constitute Excluded Liabilities):
(i)    all liabilities of Seller or Option Party to the extent reflected or reserved against on the Closing Date Balance Sheet and included in “Current Liabilities” in the calculation of the Closing Date Working Capital Amount or Closing Date Working Capital Deficit, as the case may be;
(ii)    all liabilities and obligations related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Real Property listed or described in Schedules 3.10(a) or 3.10(b) applicable to the Station on or after the Closing Date or (B) the operation of the Business on or after the Closing Date, in each case incurred or imposed as a requirement of any Environmental Law, including, without limitation, any Release or storage of any Contaminants on, at or from (1) any real property owned, leased, or operated in connection with the Business after the Closing Date (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third Person at which Contaminants generated by the Business were sent on or after the Closing Date;
(iii)    all liabilities and obligations of Seller or Option Party to the extent arising on or after the Closing Date under (A) the Station Agreements and other agreements included as Purchased Assets and (B) the leases, contracts and other agreements entered into by Seller or Option Party, as applicable, with respect to the Business after the date hereof consistent with the terms of Section 5.4 of this Agreement, except, in each case, (i) to the extent such liabilities and obligations, but for a breach or default by Seller or Option Party, as applicable, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or (ii) to the extent such liabilities would be for the account of Seller or Option Party, as applicable, pursuant to Section 2.5(b);
(iv)    all liabilities for Taxes that are the responsibility of Buyer pursuant to Section 6.1 hereof; and
(v)    for the avoidance of doubt, all liabilities and obligations of Buyer pursuant to Section 6.2 hereof.
All of the foregoing to be assumed by Buyer hereunder (including the Option Liabilities which Buyer has the right to assume pursuant to the Option Exercise Agreement) are referred to herein as the “Assumed Liabilities.”
(b)    Buyer shall not assume or be obligated for any of, and Seller and Option Party, pursuant to the terms of the Option Exercise Agreement, as applicable, shall solely retain, pay, perform, defend and discharge all of, its liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer under Section 2.3(a) and, notwithstanding anything to the contrary in Section 2.3(a), none of the following (whether or not included in Option Liabilities) (herein referred to as “Excluded Liabilities”) shall be “Assumed Liabilities” for purposes of this Agreement:
(i)    any foreign, federal, state, county or local income Taxes which arise from the operation of the Station or the Business or the ownership of the Purchased Assets prior to the Closing Date;
(ii)    any liability or obligation of Seller or Option Party, as applicable, in respect of indebtedness for borrowed money or any intercompany payable of Seller or Option Party, as applicable, or any of its Affiliates;
(iii)    all liabilities and obligations related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Real Property listed or described in Schedules 3.10(a) or 3.10(b) prior to the Closing Date or (B) the operation of the Business prior to the Closing Date, in each case incurred or imposed under Environmental Laws existing prior to the Closing Date, including, without limitation, (1) any Release or storage of any Contaminants prior to the Closing Date on, at or from any such Real Property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder), (2) any conditions on, under or in such Real Property existing prior to the Closing Date that require Remedial Action under Environmental Laws, or (3) any conditions on, under or in any real property or facility owned by a third party at which Contaminants generated by the Business were sent prior to the Closing Date;
(iv)    all liabilities of Seller or Option Party, as applicable, and Parent to the extent arising prior to the Closing Date in connection with the ownership or operation of the Purchased Assets or the Business, other than current liabilities of Seller or Option Party, as applicable, to the extent reflected or reserved against on the Closing Date Balance Sheet and included in “Current Liabilities” in the calculation of the Closing Date Working Capital Amount or Closing Date Working Capital Deficit, as the case may be;
(v)    any liabilities or obligations, whenever arising, related to, associated with or arising out of the Excluded Assets;
(vi)    any liabilities or obligations, whenever arising, related to, associated with or arising out of the employee benefit agreements, plans or arrangements of Seller, Belo, Parent, Sander, Option Party or any of their Affiliates (including, without limitation, all Employee Plans);
(vii)    all severance obligations of Seller, Belo, Parent, Sander, Option Party or any of their Affiliates, if any, to former employees of Seller or Option Party, as applicable, arising prior to the Closing Date or employees of Seller or Option Party arising out of Seller’s or Option Party’s termination of the employment of such employees on the Closing Date in connection with the consummation of the transactions contemplated hereby and Buyer’s offer of employment to the Affected Employees as contemplated in Section 6.2(a), other than the obligations of Buyer pursuant to Section 6.2(b), Section 6.2(h) and Section 6.2(i);
(viii)    any intercompany liabilities or obligations due from Seller or Option Party, as applicable, to any of its Affiliates;
(ix)    any costs and expenses incurred by Seller, Option Party or Parent incident to its negotiation and preparation of this Agreement or the Ancillary Agreements and its performance and compliance with the agreements and conditions contained herein or therein; and
(x)    any of Seller’s or Parent’s or Option Party’s liabilities or obligations under this Agreement or the Ancillary Agreements.
Section 2.4.    Closing Date. The purchase and sale of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall be consummated at 10:00 A.M., local time, three (3) Business Days after the conditions set forth in Articles VII and VIII are satisfied or, if permissible, waived, at the offices of Nixon Peabody LLP, Washington, DC (the “Closing Date”).

Section 2.5.    Purchase Price.
(a)    The purchase price for the Purchased Assets (the “Purchase Price”) shall be determined in accordance with Section 2.7 and shall be equal to:
(i)    One Hundred Seventy-Six Million Nine Hundred Forty Thousand Dollars ($176,940,000.00), plus
(ii)    the Closing Date Working Capital Amount, or minus
(iii)    the Closing Date Working Capital Deficit.
(b)    In determining the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be, Buyer and Seller shall prorate all income earned and all expenses incurred in connection with the Business and operation of the Station as of close of business on the last business day prior to the Closing Date (the “Cutoff Time”). Sales commissions earned by employees of Seller or Option Party prior to the Closing Date and related to the sale of advertisements broadcast on the Station prior to the Cutoff Time shall be the responsibility of Seller or Option Party, and sales commissions related to the sale of advertisements broadcast on the Station after the Cutoff Time shall be the responsibility of Buyer. It is agreed and understood by the parties that any payables under Program Rights Agreements that are contractually due in the month in which the Closing takes place shall be apportioned on a pro rata basis based upon the number of days in the calendar month which includes the Closing Date. With respect to trade, barter or similar agreements for the sale of time for goods or services assumed by Buyer pursuant to Section 2.1(h)(i), if at the Cutoff Time the Business has an aggregate negative or positive barter balance (i.e., the amount by which the value of air time to be provided by the Business after the Cutoff Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be a proration or adjustment and such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller or Option Party, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining barter balances, the value of air time shall be based upon the fair market value of the goods and services received by the Business, and corresponding goods and services shall include those to be received by the Business after the Cutoff Time plus those received by the Business before the Cutoff Time to the extent conveyed by Seller or Option Party to Buyer as a part of the Purchased Assets. Sections 2.5, 2.6 or 2.7 shall not be interpreted, however, so as to provide a double payment or double credit to Seller or Buyer for any item in the calculation of the Closing Date Payment or the Closing Date Balance Sheet. Without limiting the foregoing, Buyer and Seller agree that:
(i)    “Current Assets,” as used herein, shall include prepaid expenses reflecting amounts paid by Seller or Option Party, as applicable, prior to the Closing Date which represent benefits to be realized on or after the Closing Date under contracts included in the Purchased Assets or otherwise relating to the Station to the extent the same do not relate to Excluded Assets; and
(ii)    “Current Liabilities,” as used herein, shall include accounts payable and accrued expenses reflecting expenses and costs incurred prior to the

Closing Date which represent benefits realized before the Closing Date under contracts included in the Purchased Assets or otherwise relating to the Station to the extent the same do not relate to Excluded Liabilities. For the avoidance of doubt, Seller or Option Party, as applicable, shall pay at or promptly following the Closing Date accrued, unused vacation leave or sick leave of the Affected Employees.
Section 2.6.    Determination of Estimated Purchase Price; Payment on Closing Date.
(a)    At least two (2) Business Days prior to the Closing Date, Parent shall deliver to Buyer a certificate executed on behalf of Parent by an authorized officer thereof, dated the date of its delivery, setting forth Parent’s good faith estimate of (i) the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be, and (ii) the Estimated Purchase Price. Such certificate shall be based on the then most recently available monthly financial statements of Seller and Option Party and shall reflect Parent’s estimate of the prorations contemplated by Section 2.5(b) as of the Cutoff Time.
(b)    On the Closing Date, Buyer shall pay Seller an amount equal to the Estimated Purchase Price (the “Closing Date Payment”), by bank wire transfer of immediately available funds to such bank account or accounts designated by Parent for such purpose not less than two (2) Business Days before the date such payment is required to be made. For the avoidance of doubt, any exercise price payable pursuant to the Option Agreement shall be the sole responsibility of Parent, shall not increase the Purchase Price and shall be paid by Parent to the Option Party at or prior to Closing.
Section 2.7.    Determination of Closing Date Working Capital and Purchase Price.
(a)    As promptly as practicable following the Closing Date (but not later than one hundred eighty (180) days after the Closing Date), Buyer shall:
(i)    prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Cutoff Time with respect to the Purchased Assets and the Assumed Liabilities (the “Preliminary Closing Date Balance Sheet”);
(ii)    determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by Buyer being called the “Preliminary Purchase Price”); and
(iii)    deliver to Parent a certificate executed by Buyer setting forth or attaching the Preliminary Closing Date Balance Sheet and Buyer’s calculation of the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be (the “Preliminary Closing Date Working Capital Calculation”) derived therefrom and the Preliminary Purchase Price.
(b)    Parent shall have thirty (30) Business Days following receipt of the certificate referenced in Section 2.7(a) (the “Review Period”) in which to review the Preliminary

Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation. In the event Parent does not object to the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price or the Preliminary Closing Date Working Capital Calculation prior to expiration of the Review Period, the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation shall become (i) the “Closing Date Balance Sheet,” (ii) the “Purchase Price” and (iii) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10. In the event Parent objects to the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price or the Preliminary Closing Date Working Capital Calculation, Parent shall give a written notice to Buyer specifying its objections in reasonable detail and the basis therefor, prior to expiration of the Review Period (“Objection Notice”). During the fifteen (15) Business Day period following Buyer’s receipt of the Objection Notice (the “Resolution Period”), Buyer and Parent shall attempt to resolve the differences specified in the Objection Notice and any resolution by them (evidenced in writing) of such differences (the “Agreed Adjustments”) shall be final, binding and conclusive. In the event Buyer and Parent resolve all disputed items set forth in the Objection Notice by the Agreed Adjustments, the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation, in each case as adjusted by the Agreed Adjustments, shall become (x) the “Closing Date Balance Sheet,” (y) the “Purchase Price” and (z) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10.
(c)    If at the conclusion of the Resolution Period any objections raised by Parent remain unresolved, then the amounts so in dispute (the “Disputed Items”) shall be submitted to a firm of independent public accountants (the “Arbitrator”) mutually selected by Parent and Buyer within ten (10) Business Days after the expiration of the Resolution Period. The Arbitrator shall determine and resolve, based solely on presentations by Buyer and Parent, and not by independent review, the Disputed Items, consistent with the Agreed Accounting Principles. In resolving the Disputed Items, the Arbitrator’s determination shall be no higher or lower than the respective amounts proposed by Buyer and Parent. The Arbitrator’s determination shall be made within thirty (30) Business Days of its selection, shall be set forth in a written statement delivered to Buyer and Parent and shall be final, binding and conclusive on the parties hereto. The Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation shall be adjusted to reflect all Agreed Adjustments and the resolution of all Disputed Items by the Arbitrator and, as so adjusted, shall be (i) the “Closing Date Balance Sheet,” (ii) the “Purchase Price” and (iii) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10.
(d)    The parties hereto shall make available to Buyer, Parent and, if applicable, the Arbitrator, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital

Calculation or any matters submitted to the Arbitrator. The fees and expenses of the Arbitrator shall be paid proportionately by Buyer and Parent based on the determination of the Arbitrator of the unresolved objections submitted to it pursuant to Section 2.7(c). The calculation of such proportionate payments shall be based on the relative position of the determination of the Arbitrator in comparison to the positions submitted to it by Buyer and Parent pursuant to Section 2.7(c).
Section 2.8.    Closing Date Deliveries.
(a)    On the Merger Closing Date, Parent shall cause Seller to join in, and become a party to this Agreement by causing Seller to execute and deliver to Buyer a Joinder Agreement, substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”).
(b)    On the Closing Date, Parent shall deliver or cause to be delivered to Buyer (i) a bill of sale and assignment from Seller and Option Party, in substantially the form of Exhibit B, conveying all of the Purchased Assets (other than the Owned Real Property described in Schedule 3.10(a) applicable to the Station and the Seller FCC Authorizations), (ii) an Assignment of Seller FCC Authorizations from Option Party, in substantially the form of Exhibit D, assigning to Buyer the Seller FCC Authorizations, (iii) special or limited warranty deeds (in the customary form for such jurisdiction) conveying to Buyer the Owned Real Property described in Schedule 3.10(a) applicable to the Station, (iv) any documents or other deliveries that may be reasonably requested by Buyer in order to clear or otherwise remedy any defect, Encumbrance (other than Permitted Encumbrances) or other limitation with respect to Seller’s title to such Owned Real Property, including any commercially reasonable title affidavit and/or gap indemnity that may be required by Buyer’s title insurance company to insure title to Owned Real Property at Closing, (v) all of the documents and instruments required to be delivered by Seller or Option Party pursuant to Article VIII, (vi) assignment agreements duly executed by the appropriate Seller and Option Party relating to any agreement listed as an “Assumed Contract” on Schedule 3.17, (vii) copies of the certificates of incorporation or certificates of formation of Seller or Option Party, certified as of a recent date by the Secretary of State of the State of Delaware, (viii) certificates of good standing of Seller and Option Party, each issued as of a recent date by the Secretary of State of the State of Delaware, and (ix) such other documents and instruments as Buyer has determined to be reasonably necessary to consummate the transactions contemplated hereby.
(c)    On the Closing Date, Buyer shall deliver to Parent (i) the Closing Date Payment, (ii) all of the documents and instruments required to be delivered by Buyer pursuant to Article VII, (iii) assumption agreements duly executed by Buyer relating to any agreement of Seller listed as an “Assumed Contract” on Schedule 3.17, (iv) a certificate of good standing of Buyer, issued as of a recent date by the secretary of state of the state of its incorporation, (vi) the undertaking and assumption described in Section 2.3, (vii) a certification of non-foreign status, in form and substance reasonably satisfactory to Parent, in accordance with Treas. Reg. § 1.1445-2(b) and (viii) such other documents and instruments as Parent has determined to be reasonably necessary to consummate the transactions contemplated hereby.

Section 2.9.    Further Assurances.
(a)    On the Closing Date, the appropriate Seller or Option Party shall (i) deliver to Buyer, such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of such Seller or Option Party in, to or under any or all of the Purchased Assets and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, the appropriate Seller or Option Party shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing, to cooperate with Buyer at its reasonable request in endeavoring to obtain such consent.
(b)    Without limiting Section 5.3(f) hereof, to the extent that any Station Agreement or other agreement included as a Purchased Asset cannot be assigned without consent and such consent is not obtained prior to the Closing Date, Parent shall cause each appropriate Seller and Option Party to use all commercially reasonable efforts to provide Buyer the benefits of any such agreement and, to the extent Buyer is provided with the benefits of such agreement, Buyer shall perform or discharge on behalf of such Seller or Option Party the obligations and liabilities under such agreement in accordance with the provisions thereof. In addition to Buyer’s obligation pursuant to the foregoing sentence, as to any Station Agreement or other agreement included as a Purchased Asset that is not effectively assigned to Buyer as of the Closing Date but is thereafter effectively assigned to Buyer, Buyer shall, from and after the effective date of such assignment, assume, and shall thereafter pay, perform and discharge as and when due, all Assumed Liabilities of Seller or Option Party arising under such agreement.
(c)    On the Closing Date, Buyer shall deliver to Parent such other undertakings and assumptions and other good and sufficient instruments of conveyance, transfer and assumption as Parent may reasonably request or as may be otherwise reasonably necessary to evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities. From time to time following the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Parent such other undertakings and assumptions as Parent may reasonably request or as may be otherwise necessary to more effectively evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.
Section 2.10.    Purchase Price Adjustment. Promptly (but not later than five (5) Business Days) after the determination of the Purchase Price pursuant to Section 2.7 that is final and binding as set forth herein:
(i)    if the Purchase Price as finally determined pursuant to Section 2.7 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank accounts of Seller as Parent shall designate in writing to Buyer, the difference between the Purchase Price and the Estimated Purchase Price; or
(ii)    if the Purchase Price as finally determined pursuant to Section 2.7 is less than the Estimated Purchase Price, Parent or Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank accounts of Buyer as Buyer shall designate in writing to Parent, the difference between the Purchase Price and the Estimated Purchase Price.
Section 2.11.    Allocation of Purchase Price.
(a)    Within sixty (60) days following the determination of the Purchase Price pursuant to Section 2.7 that is final and binding as set forth therein, Parent shall deliver to Buyer a schedule (the “Preliminary Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 2.11, any other consideration paid to Seller including the Assumed Liabilities). The Preliminary Allocation Schedule shall be reasonable, shall be based on appraisals by a nationally recognized appraisal firm experienced in valuing television stations, and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Within fifteen (15) days following delivery to Buyer of the Preliminary Allocation Schedule, Buyer shall deliver to Parent written notice of any objections Buyer has with respect to the Preliminary Allocation Schedule, setting forth in reasonable detail the reasons for its objections. If Buyer so objects within such 15-day period, Buyer and Parent shall use their reasonable efforts to resolve such agreements by written agreement.
(b)    If any objections to the Preliminary Allocation Schedule raised by Buyer are not resolved within the 10-day period next following such 15-day period, then Buyer and Parent shall submit such objections to the Arbitrator, which shall determine the appropriate allocation and so adjust the Preliminary Allocation Schedule. The fees and expenses of the Arbitrator shall be paid 50% by Buyer and 50% by Parent.
(c)    Buyer and Parent shall jointly make such adjustments, if any, to the Preliminary Allocation Schedule following the Closing Date to reflect (i) any agreement of Buyer and Parent resolving objections thereto pursuant to Section 2.11(a) and (ii) any adjustments by the Arbitrator pursuant to Section 2.11(b). The Preliminary Allocation Schedule, as so adjusted, shall be final and binding on Buyer and Parent as the “Final Allocation Schedule” for all purposes set forth in Section 2.11(d).
(d)    Buyer and Parent each agrees to file IRS Form 8594, or other applicable IRS forms, and all federal, state and local Tax returns, in accordance with the Final Allocation Schedule. Buyer and Parent each agrees to provide the other promptly with any other information required to complete IRS Form 8594 or other applicable IRS forms. If any Governmental Body contests the Final Allocation Schedule, Buyer or Parent, as the case may be, shall notify the other party of such contest and no Buyer Group Member or Seller Group Member shall take a position that is inconsistent with the Final Allocation Schedule without the prior written consent of Buyer or Parent, as applicable.

Section 2.12.    Uncollected Receivables. During the 180-day period that begins on the Closing Date (the “Collection Period”), Buyer shall collect and receive payment in the ordinary course of business with respect to the outstanding accounts receivable which were included on the Closing Date Balance Sheet (the “Receivables”), and shall pursue collection thereof in accordance with its usual and customary practices (but shall not be obligated to commence any litigation to collect any such Receivables). All such payments from each obligor of a Receivable shall be applied on a “first-in, first-out” basis during the Collection Period so that each payment from an obligor is applied first to the oldest outstanding Receivables of such obligor, unless otherwise directed in writing by the obligor in the event of disputed receivables. If the cumulative principal amount of the Receivables which remain uncollected as of the expiration of the Collection Period exceed the reserve for bad debts included on the Closing Date Balance Sheet (the “Collections Deficiency”), Parent or Seller shall pay promptly to Buyer an amount equal to the Collections Deficiency. If the cumulative principal amount of the Receivables collected during the Collection Period exceeds an amount equal to (i) the amount of the Receivables minus (ii) the reserve for bad debts included on the Closing Date Balance Sheet (such excess amount referred to as the “Excess Collections”), Buyer shall promptly pay to Parent an amount equal to the Excess Collections. Buyer shall, within five (5) Business Days of the end of the Collection Period, provide Parent with a complete list of the uncollected Receivables as of the end of the Collection Period. At the end of the Collection Period, Buyer shall cease to have any further responsibilities to Seller or Parent with respect to the Receivables. In the event of payment of the Collections Deficiency by Parent or Seller to Buyer, Buyer shall assign to Seller any Receivables that remain uncollected as of the end of the Collection Period and, subject to providing Buyer with advance notice of Seller’s intent to pursue any such uncollected Receivables, Seller and its Affiliates shall be permitted to pursue the collection of such uncollected Receivables after the expiration of the Collection Period, in their discretion. Buyer agrees to remit to Parent, promptly following receipt, any amounts received by Buyer with respect to any uncollected Receivables assigned by Buyer to Seller pursuant to this Section 2.12.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Parent jointly and severally represent and warrant to Buyer and agree as follows:
Section 3.1.    Organization. Seller, Parent and Option Party is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and Option Party, as applicable, has the requisite corporate or limited liability company power and authority to operate the Station operated by it, to use the Purchased Assets used by it and to carry on the Business as now conducted by it.
Section 3.2.    Subsidiaries and Investments. Except as set forth in Schedule 3.2, Seller does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or (b) otherwise control any such corporation, partnership, joint venture or other entity which is involved in or relates to the Business.
Section 3.3.    Authority of Seller Parent and Option Party.
(a)    Each of Seller and Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Seller or Parent pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)    The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Seller and Parent (to the extent a party thereto) have been duly authorized and approved by all necessary action of Seller and Parent and do not require any further authorization or consent of Seller or Parent, or their respective stockholders. The execution and delivery by Option Party of the Ancillary Agreements to which it is a party, the performance by Option Party of its obligations thereunder and the consummation by Option Party of the transactions contemplated thereby are within such Option Party’s limited liability company powers, have been duly authorized and approved by the managers of such Option Party and no other limited liability company action of the part of such Option Party is necessary to authorize and approve the execution, delivery and performance by such Option Party of the Ancillary Agreements to which it is or will be a party and the consummation by each such Option Party of the transactions contemplated hereby and thereby. This Agreement and the Option Exercise Agreement are, and each other Ancillary Agreement when executed and delivered by Seller, Parent or Option Party and the other parties thereto will be, a legal, valid and binding agreement of Seller, Parent and Option Party (to the extent a party thereto) enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Except as set forth in Schedule 3.3, none of the execution, delivery and performance by either Seller or Parent of this Agreement or by Seller, Parent or Option Party, as applicable, of the Ancillary Agreements, the consummation by Seller, Parent or Option Party of any of the transactions contemplated hereby or thereby or compliance by Seller, Parent or Option Party with or fulfillment by Seller, Parent or Option Party of the terms, conditions and provisions hereof or thereof will:
(i)    conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (A) the certificate of incorporation, bylaws or organizational documents of such Person, (B) any Station Agreement, (C) any Governmental Permit, (D) any judgment, order, award or decree to which such Person is a party or any of the Purchased Assets is subject or by which such Person is bound, (E) any statute, other law or regulatory provision affecting such

Person or the Purchased Assets, or (F) any material indenture, note, mortgage, lease, guaranty or material agreement to which Parent is a party or any of the material assets of Parent is subject or by which Parent is bound, except, in the case of each of the foregoing clauses (B), (C), (D), or (E), as would not reasonably be expected to have a Material Adverse Effect; or
(ii)    require the approval, consent, authorization or act of, or the making by Seller, Parent or Option Party of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act, applicable antitrust Laws or the Communications Act and except, in any case, as would not reasonably be expected to have a Material Adverse Effect.
(d)    Pursuant to the terms and subject to the conditions of the Merger Agreement, Belo has agreed to cause Seller to take all actions required to be taken by it under this Agreement. Pursuant to the terms of the Option Exercise Agreement, the Option Party is obligated to take all actions reasonably necessary or required by it to facilitate the sale and transfer of the Option Assets to Buyer in accordance with this Agreement. Complete and correct copies of the Option Agreement and the Option Exercise Agreement, together with all amendments thereto, have heretofore been delivered or made available to Buyer by Parent.
Section 3.4.    Financial Statements. Schedule 3.4 contains (a) the unaudited balance sheets of the Station as of December 31, 2011 and December 31, 2012, respectively, and the related statements of income for the years then ended and (b) the unaudited balance sheets (the “Balance Sheet”) of the Station as of September 30, 2013 (the “Balance Sheet Date”) and the related unaudited monthly statements of income for 2013 through the Balance Sheet Date. Except as set forth in Schedule 3.4, each of such balance sheets and statements of income have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly, in all material respects, the financial position and results of operations of the Station as of their respective dates and for the respective periods covered thereby subject to the absence of notes.
Section 3.5.    Operations Since Balance Sheet Date.
(a)    Except as set forth in Schedule 3.5(a), since the Balance Sheet Date, there has been no change in the financial condition or the results of operations of the Business which has had or would reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth in Schedule 3.5(b), since the Balance Sheet Date the Business has been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 3.5(b), Seller and Option Party has not, in respect of the Station, the Business or the Purchased Assets:
(i)    sold, leased, transferred or otherwise disposed of or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than

Permitted Encumbrances) on, any of the Purchased Assets, other than assets that would not be material, individually or in the aggregate, to the Business and assets sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;
(ii)    acquired, or agreed to acquire (A) by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in any Person, or (B) any assets that would be material, individually or in the aggregate, to the Business and, with respect to clause (B), other than in the ordinary course of the Business consistent with past practice;
(iii)    created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money (other than money borrowed or advances from Parent, any of Belo’s Affiliates or Option Party’s Affiliates in the ordinary course of the Business consistent with past practice) or entered into any capitalized leases other than in the ordinary course of the Business consistent with past practice;
(iv)    hired any employee other than in the ordinary course of the Business consistent with past practice;
(v)    terminated or cancelled any insurance coverage maintained by Belo, Seller or Option Party with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage, other than in the ordinary course of the Business consistent with past practice;
(vi)    granted or instituted any increase in any rate of salary or compensation or any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan other than in the ordinary course of the Business consistent with past practices; or
(vii)    entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (vi) above.
Section 3.6.    No Undisclosed Liabilities. Except as set forth in Schedule 3.6, to the Knowledge of Seller, no Seller or Option Party is subject, with respect to the Business, to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and incurred in the ordinary course of the Business after the Balance Sheet Date and those which have not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
Section 3.7.    Taxes. Seller and Option Party, as applicable, has, in respect of the Business, either filed or obtained extensions for filings pursuant to established procedures all material foreign, federal, state, county or local income, excise, property, sales, use, franchise or other Tax returns and reports which are required to have been filed by Seller or such Option Party, as applicable, under applicable law on or prior to the date of this Agreement and has paid or made provision for the payment of all material Taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable and which are not being contested in good faith by appropriate proceedings. All such Tax returns filed were correct and complete in all material respects. All material Taxes required to be withheld by Seller or Option Party, as applicable, from employees of the Business for income Taxes, social security and other payroll Taxes have been collected or withheld, and either paid to the respective Governmental Bodies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller or such Option Party, as applicable. There is no liability for Taxes arising out of the operation or ownership of the Station or the Business prior to Closing that could give rise to an Encumbrance on the Purchased Assets in the hands of Buyer, excepting any Permitted Encumbrance and excepting any Encumbrance arising as a result of actions by Buyer or the failure of Buyer to perform its obligations under this Agreement. None of the Purchased Assets is properly treated as owned by Persons other than Seller or Option Party, as applicable, for Tax purposes. There are no material disputes, claims, proceedings or other actions currently pending or threatened in writing for the assessment or collection of Taxes from Seller or Option Party, as applicable, with respect to the Business or any of the Purchased Assets. Neither Seller nor Option Party, as applicable, has requested or been granted an extension of time for filing any Tax return with respect to the Business or the Purchased Assets which has not yet been filed. Neither Seller nor Option Party, as applicable, has consented to extend to a date later than the due date of this Agreement the time in which any Tax attributable to the Business or the Purchased Assets may be assessed or collected by any Tax authority. No claim has been made, to the Knowledge of Seller, by a Tax authority in a jurisdiction where Seller or Option Party, as applicable, does not file Tax returns claiming that such Person is or may be subject to Taxes assessed by such jurisdiction, where either Seller or Option Party, as applicable, has located any Purchased Asset, has any employee working with respect to the Business, has any sales with respect to the Business, or otherwise conducts any business with respect to the Business. Neither Seller nor Option Party is a party to or bound by any Tax allocation or Tax sharing agreement that includes the Purchased Assets or the Business. Neither Seller nor Option Party is a foreign person so that Section 897 of the Code is not applicable to the purchase and sale of the Purchased Assets.
Section 3.8.    Sufficiency of Assets and Legality of Use. Except as set forth in Schedule 3.8 and except for the Excluded Assets, the Purchased Assets (i) constitute all the assets and properties whether tangible or intangible, whether personal, real or mixed, wherever located, that are used primarily in the operation of the Station, (ii) are sufficient to conduct the operation of the Station in the manner in which the Station are conducted on the date hereof, and (iii) are in such good and serviceable condition (subject to normal wear and tear) as is necessary for the conduct of the Business and the operations of the Station as presently conducted.
Section 3.9.    Governmental Permits; FCC Matters.
(a)    As of the date of this Agreement, Seller and, as of the Closing Date, Option Party, owns, holds or possesses all registrations, licenses, permits, approvals and regulatory authorizations from a Governmental Body that are necessary to entitle it to own or lease, operate and use the assets of the Station that it owns and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. Schedule 3.9(a) sets forth a list and brief description of each material Governmental Permit applicable to the Station, including the Seller FCC Authorizations, held by Seller as of the date of this Agreement. The Seller FCC Authorizations constitute all registrations, licenses, franchises, permits issued by the FCC in respect of the Station.
(b)    Seller and Option Party has fulfilled and performed its obligations under each of the Governmental Permits except, in each case and in the aggregate, for noncompliance that has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Governmental Permits is valid, subsisting and in full force and effect and has not been revoked, suspended, canceled, rescinded or terminated, other than those that, individually and in the aggregate, have not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    The Station is being operated in all material respects in accordance with the Seller FCC Authorizations and in compliance in all material respects with the Communications Act and all other laws and published regulations, federal, state and local, applicable to such Station. To the Knowledge of Seller, none of Belo, Seller, Sander or Option Party has received any written notice of any violation of the Seller FCC Authorizations or the Communications Act. There is no material action or proceeding, other than actions or proceedings affecting broadcast television stations generally, by or before the FCC currently pending or, to the Knowledge of Seller, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Seller FCC Authorizations. There is not (i) pending, or, to the Knowledge of Seller, threatened, any legal proceeding by or before the FCC to revoke, suspend, cancel, rescind, terminate or materially adversely modify any Seller FCC Authorization (other than, in the case of modifications, proceedings to amend the FCC rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Station, Belo, Sander or Seller or Option Party with respect to the Station that has resulted or would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Seller FCC Authorizations. The Seller FCC Authorizations have been issued by the FCC for full terms customarily issued by the FCC for each class of Station, and with the terms expiring as indicated on Schedule 3.9(a), and the Seller FCC Authorizations are not subject to any condition except for those conditions appearing on the face of the Seller FCC Authorizations and conditions applicable to broadcast licenses generally or otherwise disclosed in Schedule 3.9(a). Seller and Option Party each has (i) paid or caused to be paid all FCC regulatory fees due in respect of the Station, and (ii) timely filed all material registrations and reports required to have been filed with the FCC relating to the Seller FCC Authorizations.
(d)    Except as disclosed in Schedule 3.9(d), to the Knowledge of Seller, there are no facts or circumstances relating to Parent, Belo, Sander, Seller or Option Party, which would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent, (ii) materially delay the obtaining of the FCC Consent, or (iii) cause the FCC to impose any material condition on its granting of the FCC Consent. Except as disclosed in Schedule 3.9(d), none of Parent, Belo, or Seller has any reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Parent, Seller, Option Party or Seller’s or Option Party’s operation of the Station. To the Knowledge of Seller, there are no facts or circumstances that would, under the Communications Act or any other applicable Law, disqualify Seller or Option Party as an assignor of the Seller FCC Authorizations with respect to the Station or as the owner and operator of the Station.
This Section 3.9 does not relate to Governmental Permits for environmental, health and safety, which are the subject solely of Section 3.22.
Section 3.10.    Real Property; Real Property Leases.
(a)    Schedule 3.10(a) contains a brief description of all real property owned by Seller (the “Owned Real Property”). Subject to Permitted Encumbrances, Seller has good and marketable fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the Owned Real Property.
(b)    Schedule 3.10(b) also sets forth a list of each material lease or similar agreement under which Seller or Option Party is lessee of, or holds or operates, any real property owned by any third Person (collectively, the “Real Property Leases” and the property leased under such Real Property is referred to herein, together with the Owned Real Property, as the “Real Property”). Seller or Option Party, as applicable, enjoys, in all material respects, peaceful and undisturbed possession of the leased premises under the Real Property Leases.
(c)    As of the date of this Agreement, neither the whole nor any part of the Owned Real Property nor, to the Knowledge of Seller, any property leased by Seller under any Real Property Lease is subject to any pending or threatened suit for condemnation or other taking by any public authority. Seller’s or Option Party’s use and occupancy of the Real Property complies, in all material respects, with all regulations, codes, ordinances and statutes of all applicable Governmental Bodies.
Section 3.11.    Personal Property Leases. Schedule 3.11 contains a list of each lease or other agreement or right under which Seller or Option Party, as applicable, is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except those which are terminable by Seller or Option Party, as applicable, without penalty on thirty (30) days’ notice or less or which provide for annual rentals less than $50,000.
Section 3.12.    Intellectual Property.
(a)    Schedule 3.12(a) contains a list of all United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications and domain names issued to, assigned to and filed by Seller or Option Party, as applicable, used to identify the Station or otherwise used by Seller or Option Party, as applicable, primarily in connection with the Business.
(b)    Except as disclosed in Schedule 3.12(b), to the Knowledge of Seller, Seller or Option Party, as applicable, either: (i) owns the entire right, title and interest in and to the items listed in Schedule 3.12(a), free and clear of Encumbrances except for Permitted Encumbrances; or (ii) has the right and license to use the same in the conduct of the Business.
(c)    Except as disclosed in Schedule 3.12(c), to the Knowledge of Seller: (i) all patents and registrations identified in Schedule 3.12(a) are in force, and all applications identified in Schedule 3.12(a) are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents); (ii) the Intellectual Property owned by Seller or Option Party, as applicable, and material to the conduct of the Business is valid and enforceable; and (iii) Seller or Option Party, as applicable, has the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by Seller or Option Party, as applicable, and material to the conduct of the Business.
(d)    Except as disclosed in Schedule 3.12(d), to the Knowledge of Seller: (i) during the two (2) years prior to the date of this Agreement, no written claim has been made or asserted that alleges the Intellectual Property owned by Seller and material to the conduct of the Business infringes the Intellectual Property of another Person; (ii) no litigation, arbitration or other proceeding is currently pending with respect to the Intellectual Property owned by Seller; and (iii) during the two (2) years prior to the date of this Agreement, no written claim has been made or asserted that challenges the validity or ownership of any Intellectual Property owned by Seller and material to the conduct of the Business.
Section 3.13.    Accounts Receivable. All accounts receivable of Seller or Option Party, as applicable, relating to the Business have arisen from bona fide transactions in the ordinary course of the Business and, to the Knowledge of Seller, constitute only valid claims which are not subject to counterclaims or setoffs.
Section 3.14.    Title to Purchased Assets. Seller or Option Party, as applicable, has good and marketable title to all of the tangible personal properties included in the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.
Section 3.15.    Employees. Schedule 3.15 contains: (a) a list of all individuals employed by Seller in connection with the Business as of October 21, 2013; and (b) the then current rate of compensation provided by Seller to such employees. Since the Balance Sheet Date, except as disclosed in Schedule 3.15 or as has occurred in the ordinary course of the Business and consistent as to timing and amount with past practices, neither Seller nor Option Party has, with respect to the Business: (i) increased the compensation payable or to become payable to or for the benefit of any of its employees (other than normal annual salary increases consistent with past practice), (ii) increased the amount payable to any of its employees upon the termination of such person’s employment, or (iii) increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

Section 3.16.    Employee Relations.
(a)    Schedule 3.16, sets forth a list of each collective bargaining agreement covering any employee of the Business (the “Collective Bargaining Agreements”). A true and correct copy of each Collective Bargaining Agreement has been delivered to Buyer.
(b)    Except as set forth in Schedule 3.16, no union or similar organization represents employees of Seller or Option Party, as applicable, and, to the Knowledge of Seller, no such organization is attempting to organize such employees. Except as disclosed on Schedule 3.19, as of the date of this Agreement, no unfair labor practice charge against Seller in respect of the Station is pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been filed against Seller, in each case, that would be reasonably likely to result in any liability that is material to the Business, taken as a whole. As of the date of this Agreement, there is no strike, slowdown, work stoppage or other material labor dispute pending or, to Seller’s Knowledge, threatened in respect of the Station.
Section 3.17    Contracts. Except as set forth in Schedule 3.17 or any other Schedule hereto, as of the date of this Agreement, Seller, with respect to the Business, is not a party to or bound by:
(a)    any contract for the acquisition, sale, lease or license of properties or assets of Seller with a value of excess of $750,000;
(b)    any contract for the purchase, rental or use of any recordings, programming or programming services which is not terminable by Seller without penalty on thirty (30) days’ notice or less or which involves the payment after the date hereof of more than $250,000 over the remaining term of such contract;
(c)    any contract that is a “local marketing agreement” or time brokerage agreement, joint sales agreement, shared services agreement, management services agreement, local news sharing agreement or similar contract;
(d)    any contracts with on-air talent or employees or consultants to Seller that involves a commitment for annual consideration with a value in excess of $200,000;
(e)    any employment agreement, or similar contract or Employee Plan providing for compensation, severance or a fixed term of employment in respect of services performed by an employee of Seller with a value in excess of $150,000 per annum or $250,000 in the aggregate with respect to any individual employee;
(f)    any Real Property Leases or material leases of subleases to which Seller is a party as lessor or sublessor;
(g)    any partnership, joint venture or other similar agreement or arrangement;

(h)    any agreement or instrument which provides for, or relates to, the incurrence by Seller of debt for borrowed money (except for such agreements or instruments which shall not apply to Buyer or its Affiliates upon Closing);
(i)    any affiliation agreement with a national television network;
(j)    any retransmission agreement with any MVPDs that have more than 25,000 subscribers with respect to the Station;
(k)    any contract for capital expenditures in excess of $250,000 for any single item and $500,000 in the aggregate;
(l)    any agreement outside of the ordinary course of the Business containing any covenant or provision prohibiting Seller from engaging in any line or type of business (except for such agreements which shall not apply to Buyer or its Affiliates upon Closing);
(m)    Collective Bargaining Agreements; or
(n)    any contract (other than any contract of the type described in clauses (a) through (l) above) that (i) involves the payment or potential payment by or to Seller of more than $1.0 million per annum or $1.5 million in the aggregate (other than payments to Seller for advertising) or (ii) cannot be terminated within twelve (12) months after giving notice of termination and without resulting in any material cost, penalty or liability to Seller.
Schedule 3.17 also indicates whether each contract, agreement or other instrument listed therein is to be deemed an “Assumed Contract” or a “Contract Not Assumed” for purposes of this Agreement.
Section 3.18.    Status of Contracts. Except as set forth in Schedule 3.18 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 3.10(b), 3.11 and 3.17 applicable to the Station (provided, in the case of Schedule 3.17, such contract or other agreement is designated therein as an “Assumed Contract”, but excluding the contracts and other agreements designated in Schedule 3.17 as a “Contract Not Assumed,”) (collectively, the “Station Agreements”) constitutes a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally) and is in full force and effect (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally) and (except as set forth in Schedule 3.3 and except for those Station Agreements which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof or at the direction of Buyer) may be transferred to Buyer pursuant to this Agreement and will be in full force and effect at the time of such transfer, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (i) Seller is not in breach of, or default under, any Station Agreement and, to the Knowledge of Seller, no other party to any Station Agreement is in breach of, or default under, any Station Agreement, and (ii) to the

Knowledge of Seller, no event has occurred which would result in a breach of, or default under, any Station Agreement (in each case, with or without notice or lapse of time or both). Complete and correct copies of each of the Station Agreements, together with all amendments thereto, have heretofore been delivered or made available to Buyer by Seller.
Section 3.19.    No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.19:
(a)    Seller and Option Party, as applicable, is, and at all times since December 31, 2010, has been in compliance with all laws, published regulations and rules, writs, injunctions, ordinances, franchises, judgments, injunctions, rulings, decrees or orders of any court or of any Governmental Body which are applicable to the Purchased Assets, the Station or the Business, except where the failure to comply would not have a Material Adverse Effect; and
(b)    Since December 31, 2010 and through the date of this Agreement, neither Seller nor Option Party has received any written notice of violation of any applicable Law, except for such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; and
(c)    As of the date of this Agreement, except for threatened actions, suits or proceedings by the DOJ in connection with the transactions contemplated by the Merger Agreement, there are no actions, suits or proceedings by or before any court or any Governmental Body which are pending or, to the Knowledge of Seller, threatened against Seller or Option Party in respect of the Purchased Assets, the Station or the Business which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
Section 3.20.    Insurance. Belo or Seller currently maintains, in respect of the Purchased Assets, the Station and the Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in the judgment of Seller prudent for the Business. Except as set forth in Schedule 3.20 with respect to the Business, there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy which claim or default individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 3.21.    Employee Plans; ERISA.
(a)    Schedule 3.21 sets forth a list of (i) each pension, retirement, profit sharing, deferred compensation, stock bonus or other similar plan relating to the Business, (ii) each medical, vision, dental or other health plan relating to the Business, (iii) each life insurance plan relating to the Business and (iv) any other material employee benefit plan relating to the Business , in each case, to which Seller is on the date hereof required to contribute, or which Seller on the date hereof sponsors for the benefit of any of its employees, or under which employees (or their beneficiaries) of Seller are on the date hereof eligible to receive benefits, including, without limitation, any Employee Benefit Plan (as defined in Section 3(3) of ERISA) (except for those plans that are “multiemployer plans” within the meaning of ERISA Section 3(37) collectively, the “Employee Plans”). A true and correct copy of each Employee Plan has been made available to Buyer.

(b)    All Employee Plans are in compliance in all material respects with the provisions of ERISA, the Code and other applicable law and the rules and regulations promulgated thereunder to the extent that ERISA, the Code and other applicable law and such rules and regulations are intended to apply. Except as set forth on Schedule 3.21(b), Seller does not maintain, sponsor, participate in or contribute to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 3.21(b), Seller, on the date hereof, does not participate in, or owe withdrawal liability to, any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA).
Section 3.22.    Environmental Protection. Except as set forth in Schedule 3.22:
(a)    As of the date of this Agreement, the Business is in compliance with all Environmental Laws, except where the failure to comply would not have a Material Adverse Effect;
(b)    Seller and Option Party, as applicable, has, in respect of the Business, obtained all environmental, health and safety Governmental Permits necessary for its operation, except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. All such Governmental Permits are in good standing and Seller and Option Party, as applicable, is in compliance with all terms and conditions of such Governmental Permits except, in each case and in the aggregate, for noncompliance that has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(c)    As of the date of this Agreement, none of Seller, with respect to the Business, or any of the Seller Property or operations, is subject to any on-going investigation by or agreement with any Person (including without limitation any prior owner or operator of Seller Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;
(d)    As of the date of this Agreement, Seller is not, with respect to the Business, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;
(e)    Neither Seller nor Option Party has received any written notice or written claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant; and
(f)    As of the date of this Agreement, no Environmental Encumbrance has attached to any Owned Real Property.
Section 3.23.    MVPD Matters. Schedule 3.23 contains, as of the date hereof, (i) a list of each retransmission consent contract to which Seller is a party with any MVPD that has more than twenty-five thousand (25,000) subscribers with respect to the Station and (ii) with respect to the Station, a list of the MVPDs that, to the Knowledge of Seller, carry such Station and have more than twenty-five thousand (25,000) subscribers with respect to such Station outside of such Station’s Market. To the Knowledge of Seller, the applicable Seller has entered into retransmission consent contracts with respect to each MVPD that has more than twenty-five thousand (25,000) subscribers in any of the Station’s Markets, and no MVPD is retransmitting the signal of the Station without the authorization of Seller or Belo. The Station has made timely retransmission consent elections for the 2012-2014 retransmission consent election cycle with respect to each MVPD that has more than twenty-five thousand (25,000) subscribers in such Station’s Market. Since December 31, 2011 and until June 13, 2013, (A) no such MVPD has provided written notice to Belo or Seller of any material signal quality issue or has failed to respond to a request for carriage or sought any form of relief from carriage of the Station from the FCC; (B) neither Belo nor Seller has received any written notice from any such MVPD of such MVPD’s intention to delete the Station from carriage or to change such Station’s channel position; and (C) to the Knowledge of Seller, no MVPD that had previously carried the signal of the Station ceased to carry the signal of such Station for a period of more than 24 hours for any reason, including upon expiration of retransmission consent with respect to such Station.
Section 3.24.    Certain Business Practices. Neither Belo, Sander, Seller or Option Party, nor, to the Knowledge of Seller, any authorized representative of Belo, Sander, Option Party or Seller (acting in such capacity), has, directly or indirectly, (a) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Body, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage or (b) taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery law applicable to Belo, Sander, Option Party or Seller (whether by virtue of jurisdiction or organization or conduct of business).
Section 3.25.    No Finder. None of Seller, Parent, Sander, Option Party or any party acting on either Seller’s or Parent’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Parent and Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller and Parent and agrees as follows:
Section 4.1.    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has the requisite corporate power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.
Section 4.2.    Authority of Buyer.
(a)    Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)    The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer or its stockholders. This Agreement is, and each other Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Except as set forth in Schedule 4.2, none of the execution, delivery and performance by Buyer of this Agreement and the other Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:
(i)    conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Buyer under, (A) the certificate of incorporation or bylaws of Buyer, (B) any indenture, note, mortgage, lease, guaranty or material agreement, or any judgment, order, award or decree, to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound, or (C) any statute, other law or regulatory provision affecting Buyer or its assets; or

(ii)    require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act.
Section 4.3.    Litigation. Buyer is not a party to any action, suit or proceeding pending or, to the knowledge of Buyer, threatened which, if adversely determined, would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no order to which Buyer is subject which would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.
Section 4.4.    No Finder. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
Section 4.5.    Qualifications as FCC Licensee. Buyer is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Station under the Communications Act, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. To the knowledge of Buyer, there are no facts or circumstances that would, under the Communications Act or any other applicable Law, disqualify Buyer as the assignee of the Seller FCC Authorizations with respect to the Station. Except as disclosed on Schedule 4.5(a), no waiver of or exemption from, whether temporary or permanent, any provision of the Communications Act, or any divestiture or other disposition by Buyer or any of their respective Affiliates of any asset or property, is necessary for the FCC Consent to be obtained under the Communications Act, as in effect as of the date hereof. To the knowledge of Buyer, there are no facts or circumstances related to the FCC qualifications of Buyer or of any of their respective Affiliates, which might reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent with respect to the transactions contemplated herein or otherwise disqualify Buyer, (ii) materially delay the obtaining of the FCC Consent, or (iii) cause the FCC to impose any material condition on its granting of the FCC Consent.
Section 4.6.    Adequacy of Financing. Buyer has, as of the date of this Agreement, or will have, as of the Closing Date, on hand (or access through committed credit facilities to) adequate funds to pay the Closing Date Payment.
ARTICLE V
ACTION PRIOR TO THE CLOSING DATE
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
Section 5.1.    Investigation of the Business. Upon the request of Buyer, Seller and Option Party, as applicable, shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 24‑hours prior notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that Seller and Option Party shall not be required to violate any obligation of confidentiality or other obligation under applicable Laws to which it is subject in discharging its obligations pursuant to this Section 5.1. Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller or Option Party, as applicable.
Section 5.2.    Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.
(a)    Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article III or IV of this Agreement inaccurate as of the Closing Date. Buyer and Parent shall promptly notify the other upon becoming aware of any breach of any representation or warranty contained in this Agreement including, in the case of Buyer, upon Buyer’s officers, employees or authorized representatives becoming aware of such a breach as a result of the investigation of the Business permitted by Section 5.1; provided, however, that a party’s receipt of information or notification shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the other parties in this Agreement.
(b)    Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Parent shall promptly notify Buyer, and Buyer shall promptly notify Parent, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other which would have been listed in Schedule 3.19 or would be an exception to Section 4.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.
Section 5.3.    FCC Consent; HSR Act Approval; Other Consents and Approvals.
(a)    As promptly as practicable after the Merger Closing Date, but in any event no later than five (5) Business Days thereafter, Parent shall, pursuant to the Option Exercise Agreement, cause the Option Party to file, and Buyer shall file with the FCC applications requesting its consent to the assignment of the Seller FCC Authorizations with respect to the Station to Buyer, as contemplated by this Agreement (the “FCC Applications”). Parent and Buyer shall, and Parent shall, pursuant to the Option Exercise Agreement, cause Option Party to, cooperate in the preparation of such applications and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information required by the FCC and otherwise use commercially reasonable efforts to obtain promptly the FCC Consent. Parent and Buyer shall bear the cost of FCC filing fees relating to the FCC Applications equally. Parent shall, pursuant to the Option Exercise Agreement, cause the Option

Party to, make available to Buyer, promptly after the filing thereof, copies of all reports filed by it or its Affiliates on or prior to the Closing Date with the FCC in respect of the Station. Buyer shall, and Parent shall, pursuant to the Option Exercise Agreement, cause Option Party to, oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party. As may reasonably be necessary to facilitate the grant of the FCC Consent, in the event that the FCC advises that, to obtain the FCC Consent in an expeditious manner, it is necessary for Buyer to enter into a customary assignment, tolling, or other similar arrangement with the FCC to resolve any complaints with the FCC relating to any Seller FCC Authorization with respect to the Station, Buyer shall, subject to the indemnification obligation set forth in Section 9.1(v), enter into such a customary assignment or other arrangement with the FCC.
(b)    As promptly as practicable after the Merger Closing Date, but in any event no later than five (5) Business Days thereafter, to the extent required by applicable Law, Parent shall file and shall, pursuant to the Option Exercise Agreement, cause Sander to file, and Buyer shall file with the FTC and the Antitrust Division of the DOJ the notifications and other information required to be filed by such commission or department under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated by this Agreement. Each of Parent and Buyer shall, and Parent shall, pursuant to the Option Exercise Agreement, cause Sander to, file as promptly as practicable such additional information as may be requested to be filed by such commission or department. To the extent permitted by applicable Law, each of Parent and Buyer shall, and Parent shall, pursuant to the Option Exercise Agreement, cause Sander to, notify the other of any notice or communication from any Governmental Body in connection with the transactions contemplated by this Agreement. Parent and Buyer shall bear the cost of any filing fees payable under the HSR Act in connection with the notifications and information described in this Section 5.3(b) equally.
(c)    The parties hereto shall, and Parent shall, pursuant to the Option Exercise Agreement, cause Sander and Option Party to, use their respective best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the transaction set forth in Article VII and Article VIII to be satisfied, including (i) in the case of Buyer, the obtaining of all necessary approvals under any applicable communications or broadcast Laws required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Bodies or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Bodies if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Body or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including any divestiture, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this

Agreement and to fully carry out the purposes of this Agreement; provided, however, that, except for the sale of the Station as contemplated by this Agreement and the transactions contemplated by the Merger Agreement and the Option Exercise Agreement, neither Parent, Belo, Sander nor any of their Affiliates shall under any circumstance be obligated to divest any assets or businesses owned as of the date of this Agreement, or to hold separate any such assets or businesses pending such divestiture. Each of Buyer and Parent agrees not to, and shall not permit any of their respective Affiliates to, and Parent shall, pursuant to the Option Exercise Agreement, cause Sander and Option Party not to, take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the Governmental Consents.
(d)    Buyer shall use its best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust, competition or communications or broadcast Law that may be required by any U.S. federal, state or local antitrust or competition Governmental Body, or by the FCC or similar Governmental Body, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture of such assets or businesses as are required to be divested in order to obtain the Governmental Consents, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Buyer will take any and all actions necessary in order to ensure that (x) no requirement for any non-action, consent or approval of the FTC, the Antitrust Division of the DOJ, any authority enforcing applicable antitrust, competition, communications or broadcast Laws, any State Attorney General or other Governmental Body, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or any communications or broadcast Law, would preclude consummation of the transactions contemplated by this Agreement by the Termination Date.
(e)    In connection with the expiration of the Seller FCC Authorizations set forth on Schedule 3.9(a) applicable to the Station, Seller has filed one or more applications (the “Renewal Applications”) with the FCC requesting the renewal of certain Seller FCC Authorizations pursuant to the Communications Laws. In order to avoid disruption or delay in the processing of the FCC Applications, Buyer shall, and shall cause its Affiliates to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the assignment of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any such FCC license, and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application, subject to the indemnification obligation set forth in Section 9.1(v). In addition, Buyer acknowledges that, to the extent reasonably necessary to obtain the grant by the FCC of any Renewal Application with respect to the Station and thereby to facilitate the grant of the FCC Consent with respect to the Station, Option Party shall enter into tolling, assignment, or similar agreements (but shall not be required to enter into an escrow agreement) with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against the Station in connection with (i) any pending complaints that the Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Station with respect to which the FCC may permit Option Party to enter into a tolling, assignment, or similar agreements. Buyer and Parent shall consult in good faith with each other prior to Option Party entering into any such tolling agreement under this Section 5.3(e).
(f)    Parent and Buyer shall each use reasonable efforts to obtain all consents and amendments from the parties to the Station Agreements which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement; provided, however, that neither Parent nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or amendments; and provided, further, that the parties acknowledge and agree that such third party consents are not conditions to Closing, except for those certain third party consents applicable to the Station set forth on Schedule 5.3(f) (the “Required Consents”). Parent shall not permit either the Option Agreement or the Option Exercise Agreement to be amended or modified in any manner that would have the effect of preventing or otherwise delaying the consummation of the transactions contemplated by this Agreement or would have the effect of modifying the obligations of Parent, Sander or Option Party thereunder in a manner that would be inconsistent with the consummation of the Transactions in accordance with the terms of this Agreement, in each such case, without obtaining consent of Buyer, which such consent shall not be unreasonably withheld or delayed.
Section 5.4.    Operations of the Station Prior to the Closing Date.
(a)    Prior to the Closing Date, except as approved by Buyer pursuant to Section 5.4(b), Parent shall use commercially reasonable efforts to enforce its rights under the Merger Agreement and Option Exercise Agreement, as the case may be, to cause Seller and Option Party, in turn, to, and Seller shall, use its commercially reasonable efforts to operate and carry on the Business only in the ordinary course consistent with past practice, continue to promote and conduct advertising on behalf of the Station at levels substantially consistent with past practice, keep and maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted), maintain the business organization of the Station intact, maintain insurance on the Purchased Assets and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.
(b)    Notwithstanding Section 5.4(a), and except as expressly contemplated by this Agreement, except as set forth in Schedule 5.4(b) or except with the express prior written approval of Buyer, Parent shall use commercially reasonable efforts to enforce its rights under the Merger Agreement and Option Exercise Agreement, as the case may be, to cause Seller and Option Party to not, and shall cause Seller to not, and Seller shall not, in respect of the Station:
(i)    make any material change in the Business or the operations of the Station;
(ii)    enter into any contract or commitment that would be binding on Buyer after the Closing Date and that involves the payment or potential payment by Seller or Option Party of more than $1.0 million per annum or $2.5 million in the aggregate;
(iii)    make or authorize any new capital expenditures other than those set forth in the budget provided to Buyer prior to the date hereof and capital expenditures in excess of $500,000 in the aggregate;
(iv)    sell, lease (as lessor), transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the material assets or properties of Seller or Option Party, as applicable, other than property sold or otherwise disposed of in the ordinary course of the Business or pursuant to existing contracts or commitments, and other than Permitted Encumbrances;
(v)    make any (A) equity investment in or acquisition of any Person or (B) acquisition of any amount of assets material to the Business, except, with respect to clause (B), in the ordinary course of the Business;
(vi)    create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from Parent or Sander or any Affiliate of Parent or Sander in the ordinary course of the Business), except in the ordinary course of the Business;
(vii)    guarantee, or otherwise become liable for, any material liability of any third Person;
(viii)    adopt, or institute any increase in, any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than in the ordinary course of the Business or as required by any such plan or Requirements of Law;
(ix)    other than in the ordinary course of Business or except as contemplated by the Sander Agreement with respect to the Option Party, hire any employee that would be an Affected Employee;
(x)    make or change any material Tax election with respect to the Purchased Assets, except in the ordinary course of the Business;
(xi)    (A) fail to use all commercially reasonable efforts to maintain in full force and effect in accordance with their respective terms and conditions, any of the Seller FCC Authorizations, or to not take or fail to take any action that could reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the Seller FCC Authorizations in any material respect, or (B) enter into any FCC consent decree with respect to the Station or any of the Seller FCC Authorizations if such FCC consent decree would be binding on the

Station after Closing or involves the payment of more than One Hundred Thousand Dollars ($100,000);
(xii)    enter into any new, or materially modify the terms of any existing, Collective Bargaining Agreement (other than the renewal of any Collective Bargaining Agreement in the ordinary course of the Business or any modifications that would not reasonably be expected to result in a material liability, obligation of or restriction on Buyer after the Closing);
(xiii)    terminate or cancel any insurance coverage maintained by Parent, Seller or Option Party with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage other than in the ordinary course of the Business;
(xiv)    make any material change in the compensation of its employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; or
(xv)    agree or commit to do any of the foregoing.
Section 5.5.    Public Announcement. None of Parent, Seller, Option Party, Buyer or any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.
Section 5.6.    Transition of Station Out of Belo Group Agreements.
(a)    Buyer and Seller acknowledge that the agreements set forth in Schedule 5.6 relating to the Station are Belo agreements that also cover other television stations of Belo, and cannot be assigned to Buyer (the “Group Agreements”). As such, to the extent not specifically addressed in the Schedules to this Agreement, Buyer and Parent agree, and agree to cause their respective Affiliates to, use commercially reasonable efforts to work together prior to the Closing Date to arrange with the third parties to the Group Agreements to (a) remove the Station from the coverage of the Group Agreements as of the Closing Date and (b) provide coverage for the Station under separate agreements between Buyer (or its Affiliates) and such third parties.
(b)    Parent, Seller and Buyer shall cooperate with each other and provide commercially reasonable assistance to each other, and Parent shall cause Option Party, pursuant to the Option Exercise Agreement, to cooperate and provide commercially reasonable assistance, to facilitate the transition of the Business and operations and facilities of the Station to Buyer effective upon the Closing. To the extent necessary to complete the transition after the Closing, this covenant shall continue after the Closing for up to ninety (90) days at the request of any of the parties.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1.    Taxes; Sales, Use and Transfer Taxes.
(a)    Parent shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 6.1(a), any period beginning before and ending after the Closing Date (a “Straddle Period”) shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date. Notwithstanding this Section 6.1(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Tax period that includes (but does not end on) the Closing Date shall be apportioned between Seller and, to the extent applicable, Option Party, on the one hand, and Buyer, on the other hand, based on the number of days of such Tax period up to and including the Closing Date and the number of days of such Tax period after the Closing Date, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period up to and including the Closing Date, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period beginning after the Closing Date.
(b)    Any sales, use or other transfer Taxes payable by reason of transfer and conveyance of the Business or the Purchased Assets hereunder and any documentary stamp or transfer Taxes payable by reason of the real estate or interests therein included in the Purchased Assets shall be borne by Parent and Buyer equally. Except as expressly provided otherwise in this Agreement, all fees relating to any filing with any Governmental Body required for transfer and conveyance of the Purchased Assets hereunder, other than amounts owing to any Governmental Body as of the date hereof or with respect to events occurring prior to the date hereof, shall be borne by Parent and Buyer equally. Seller, Option Party and Buyer shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any such sales, use, documentary stamp or transfer Taxes and any similar Taxes that become payable as a direct result of the transactions contemplated hereby.
(c)    Parent or Buyer, as the case may be, shall provide reimbursement for any Tax paid by the other party all or a portion of which is the responsibility of Parent or Buyer, as the case may be, in accordance with the terms of this Section 6.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Buyer shall promptly notify Parent in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which Parent would be required to indemnify any Buyer Group Member pursuant to this Section 6.1. Parent shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing

Date, and to employ counsel of its choice at its expense. In the case of any Straddle Period, Parent shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending on the Closing Date and, with the written consent of Buyer, and at Parent’s sole expense, may assume the entire control of such audit or proceeding. Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending on or prior to the Closing Date (or for the portion of any Straddle Period ending on the Closing Date) which may be the subject of indemnification by Parent under this Section 6.1 without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.
(d)    Buyer acknowledges that Seller intends that the transactions contemplated by this Agreement qualify as a part of a tax-deferred, like-kind exchange under Section 1031 of the Code. Buyer and each Buyer Group Member acknowledge that Seller, as it is to receive the cash consideration under this Agreement as part of the Purchase Price, may wish to transfer a portion or all of its respective Purchased Assets as part of a tax-deferred, like-kind exchange as provided under Section 1031 of the Code. Buyer and each Buyer Group Member agree to permit Seller or one of their Affiliates to use a “qualified intermediary” for this transaction as that term is used in Treasury Regulations Section 1.1031(k)-1(g)(4) and/or an “exchange accommodation titleholder” under IRS Revenue Procedure 2000-37, and otherwise to cooperate with Seller and their respective Affiliates to structure the sale as a like-kind exchange, provided that none of Buyer or Buyer Group Members will be required to incur any obligation, liability or expense with respect to any such exchanges.
Section 6.2.    Employees; Employee Benefit Plans.
(a)    On the Closing Date, Buyer will offer employment to all of Seller’s and Option Party’s employees as of the Closing Date (other than such employees covered by collective bargaining agreements), including those on leave of absence, whether short-term, family, maternity, short-term disability, long-term disability, paid, unpaid or other (collectively, the “Affected Employees”), upon substantially the same terms and conditions (other than benefit plans, as addressed in Section 6.2(c)) and with substantially the same duties as in effect immediately preceding the Closing, and by the Closing Date, Seller and Option Party, as applicable, will have taken all necessary action to terminate the employment of any Affected Employee. For a period ending no earlier than the first anniversary of the Closing Date, Buyer shall not reduce the regular wages or salary, commission rate, or target bonus opportunity of any Affected Employees as in effect on the Closing Date that are employed by Buyer.
(b)    Except as otherwise provided in this Section 6.2, the appropriate Seller or Option Party or its Affiliates shall pay, discharge, and be responsible for (i) all salary or wages, bonuses, commissions and other compensation arising out of or relating to the employment of its employees prior to the Closing Date and (ii) any employee benefits arising under the Employee Plans prior to the Closing Date. From and after the Closing Date, Buyer shall pay, discharge and be responsible for (i) all salary, wages, and benefits (including vacation pay and sick leave pay) arising out of or relating to the employment of the Affected Employees by Buyer on and after the Closing Date and (ii) all severance liabilities for any of the Affected Employees.

(c)    Buyer and the appropriate Seller or Option Party shall jointly give notice to all Affected Employees that all benefits previously provided under Seller’s or Option Party’s Employee Benefit Plans are discontinued on the Closing Date and will be replaced by the benefit plans and other fringe benefits of Buyer as set forth in Schedule 6.2(c) (“Buyer’s Benefit Plans”). In no event shall any Affected Employee be entitled to accrue any benefits under any employee benefit plan or arrangement maintained by Belo, Parent, Seller or Option Party after the Closing.
(d)    For a period ending no earlier than the first anniversary of the Closing Date, Buyer agrees to provide Affected Employees who agree to employment with Buyer after the Closing Date with full participation in Buyer’s Benefit Plans, which are no less favorable in the aggregate than those currently offered by Seller or its Affiliates to employees of Seller under the Employee Plans disclosed on Schedule 3.21 (excluding any defined benefit pension plans). Such Affected Employees shall be credited for their length of service with Belo, Seller, Option Party, Buyer and Buyer’s Affiliates, for all purposes under Buyer’s Benefit Plans (except for the purposes of benefit accruals under a defined benefit plan), including but not limited to determining eligibility to participate in, vesting of, and entitlement to, such benefits. In addition, Buyer shall ensure that Affected Employees who agree to employment with Buyer after the Closing Date receive credit for all purposes under Buyer’s Benefit Plans for any deductibles, co-payments or similar payments paid by such Affected Employees and their dependents for the calendar year in which the Closing Date occurs under a plan maintained by Belo, Seller, Option Party or their Affiliates.
(e)    [Reserved]
(f)    Any preexisting condition clause in any Buyer Benefit Plan shall be waived for the Affected Employees.
(g)    Buyer shall be responsible for providing any employee of Seller or Option Party whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs prior to, on or after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code, and Buyer shall be responsible for providing such coverage.
(h)    Without limiting the generality of the foregoing, for the one year period following the Closing Date, Buyer shall provide to each Affected Employee with severance benefits in amounts and on terms and conditions consistent with the Severance Plan set forth in Schedule 6.2(h), with any such severance to be determined based on the Affected Employee’s base salary or regular hourly wage as in effect immediately prior to the Closing Date (or any higher amount as in effect thereafter) and taking into account the Affected Employee’s continuous service with Seller or Belo or Option Party (including any current or former Affiliate of Belo or any predecessor of Belo) prior to the Closing Date and with Buyer (or any of its Affiliates) after the Closing Date. Buyer shall assume all liability for severance pay and similar obligations payable to any Affected Employee who is terminated by Buyer after Closing or who makes any claim for severance pay or any other severance benefits or rights as a result of the Closing.

(i)    On the Closing Date, Buyer shall assume and become bound by each of the Collective Bargaining Agreements applicable to employees of the Station. Each employee of Seller or Option Party, as applicable, who as of immediately prior to the Closing Date is covered by a Collective Bargaining Agreement shall be offered employment and provided with compensation and benefits consistent with the terms of the applicable Collective Bargaining Agreement in effect.
(j)    After the Closing Date, Buyer shall have the liability and obligation for, and neither Seller, Option Party or any of their Affiliates shall have any liability or obligation for, short-term disability benefits, long-term disability benefits or salary continuation for those Affected Employees who are entitled to such benefits for claims.
(k)    Buyer shall be responsible for, and indemnify and hold harmless Seller Group Members from, all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and any state law equivalent statutes resulting from the Closing or from Buyer’s actions following the Closing.
(l)    Parent, Seller, Sander St. Louis and Buyer intend that the transactions contemplated by this Agreement constitute a sale of assets under Section 4204 of ERISA in order to avoid the imposition of complete or partial withdrawal liability on Sander St. Louis under the American Federation of Television and Radio Artists (AFTRA) Retirement Plan (the “Union Pension Plan”). Accordingly, the parties agree to comply with the provisions of Section 4204 of ERISA with respect to the Union Pension Plan, including the following:
(i)    Buyer shall contribute to the Union Pension Plan substantially the same number of contribution base units (as defined by Section 4001(a)(11) of ERISA) for which Sander St. Louis had an obligation to contribute to such plan.
(ii)    Buyer shall comply with the provisions of Section 4204(a)(1)(B) of ERISA and provide to the Union Pension Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety within the meaning of Section 4204(a)(1)(B) of ERISA, or an amount (including a letter of credit, if acceptable to the Union Pension Plan) held in escrow by a bank or similar financial institution satisfactory to the Union Pension Plan, in an amount equal to the greater of (A) the average annual contribution required to be made by Sander St. Louis with respect to the Union Pension Plan for the three (3) plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that the Sander St. Louis was required to make with respect to the Union Pension Plan for the last plan year before the plan year in which the Closing Date occurs. To the extent required under Section 4204 of ERISA, such bond (or escrowed funds or letter of credit) shall be paid to the Union Pension Plan if Buyer withdraws from the Union Pension Plan or fails to make a contribution to the Union Pension Plan when due, at any time during the first five (5) plan years beginning after the Closing Date. Notwithstanding the foregoing, Buyer shall not be obligated to provide such bond (or escrowed funds or letter of credit) if excepted from such obligation under a variance that may be obtained pursuant to the provisions of 29 C.F.R. Section 4204.11, 4204.12, 4204.13 and 4204.21. Buyer shall have no obligation to provide such bond (or escrowed funds or letter of credit) until notified by the plan trustees of their decision with respect to Buyer’s application to the Union Pension Plan for variance from such obligation as set forth herein, provided Buyer timely applies for any variance no later than the first day of the first plan year following the Closing Date. If the trustees of the Union Pension Plan determine that Buyer does not qualify for a variance, Buyer agrees to provide such bond (or, if allowed, escrowed funds or letter of credit) within thirty (30) days after it receives notice of the Union Pension Plan’s trustees decision. Sander St. Louis and Parent agree to cooperate with Buyer in obtaining the variance described in this subsection.
(iii)    If Buyer withdraws from the Union Pension Plan in a complete withdrawal, or a partial withdrawal, before the last day of the fifth plan year beginning after the Closing Date and Buyer fails to make its withdrawal liability payment when due, Sander St. Louis shall be secondarily liable to the Union Pension Plan for any withdrawal liability it would have had to the Union Pension Plan (but for Section 4204 of ERISA).
If at any time after the Closing Date, and prior to the end of the five (5) year period referred to in (iii) above, Sander St. Louis distributes substantially all of its assets or liquidates, then Sander St. Louis shall provide a bond, escrow or letter of credit in favor of the Union Pension Plan in an amount, for the period of time, and in a form that complies with its obligations under Section 4204(a)(3) of ERISA, subject to its right to receive a variance from the Union Pension Plan.
Nothing contained herein, expressed or implied, is intended to confer upon any Affected Employee any right to continued employment for any period of time by reason of this Agreement.
Section 6.3.    Control of Operations Prior to Closing Date. Notwithstanding anything contained herein to the contrary, the Closing shall not be consummated prior to the grant by the FCC of the FCC Consent. Parent and Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, neither Buyer, Parent, Seller nor any of their respective employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Station.
Section 6.4.    Bulk Transfer Laws. Buyer hereby waives compliance by Seller or Option Party with the provisions of any so-called bulk sales or bulk transfer law of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.
Section 6.5.    Use of Names. Seller and Option Party are not conveying ownership rights or granting Buyer a license to use any of the trade names or trademarks of Seller, Belo, Parent or any their Affiliates (other than the trademarks identified in Schedule 3.12(a) which are Purchased Assets) and, after the Closing, Buyer shall not and shall not permit any of its Affiliates to use in any manner the names or marks of Seller, Belo, Parent, Option Party or any of their Affiliates or any word that is similar in sound or appearance to such names or marks to the extent such names or marks are not Purchased Assets. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 6.5, Seller, Belo, Parent, Option Party and their Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Buyer acknowledges that a violation of this Section 6.5 may cause Seller, Belo, Parent, Option Party and their Affiliates irreparable harm which may not be adequately compensated for by money damages.  Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.5, any of such parties shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 6.5, without the necessity of posting a bond.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PARENT
The obligations of Parent and Seller under this Agreement to consummate the Closing shall, at the option of Parent, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
Section 7.1.    No Misrepresentation or Breach of Covenants and Warranties. (a) There shall have been no breach by Buyer in the performance of any of its covenants and agreements contained herein; and (b) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the date of this Agreement and the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent; provided, that, in the case of each of clauses (a) and (b) above, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth in such representations and warranties), or the failure to perform such covenants and agreements, individually or in the aggregate, has not had and could not reasonably be expected to have a Buyer Material Adverse Effect. In addition, Buyer shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of Buyer and certifying as to the satisfaction of the conditions specified in clauses (a) and (b) above.
Section 7.2.    No Restraint. Any applicable waiting period under the HSR Act shall have expired or have been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.
Section 7.3.    Certain Governmental Approvals.
(a)    The FCC Consent shall have been granted and shall be effective; and

(b)    Any waiting period (and any extension thereof) applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated.
Section 7.4.    Merger. The Merger shall be consummated prior to the consummation of the transactions contemplated herein.
Notwithstanding the failure of any one or more of the foregoing conditions, Parent and Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement to consummate the Closing shall, at the option of Buyer, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:
Section 8.1.    No Misrepresentation or Breach of Covenants and Warranties. (a) There shall have been no breach by either of Seller or Parent in the performance of any of its respective covenants and agreements contained herein; and (b) each of the representations and warranties of Seller and Parent contained in this Agreement shall be true and correct on the date of this Agreement and the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except for changes (i) therein specifically permitted by this Agreement or (ii) resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement; provided, that, in the case of each of clauses (a) and (b) above, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), or the failure to perform such covenants and agreements, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. In addition, Parent shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in clauses (a) and (b) above.
Section 8.2.    No Restraint. Any applicable waiting period under the HSR Act shall have expired or been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.
Section 8.3.    Certain Governmental Approvals.
(a)    The FCC consent shall have been granted and shall be effective; and

(b)    Any waiting period (and any extension thereof) applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated.
Section 8.4.    Merger. The Merger shall be consummated prior to the consummation of the transactions contemplated herein.
Section 8.5.    Consents. The Required Consents shall have been obtained and delivered to Buyer.
Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
ARTICLE IX
INDEMNIFICATION
Section 9.1.    Indemnification by Seller and Parent. From and after the Closing, Seller and Parent agree jointly and severally to indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by such Buyer Group Member in connection with or arising from:
(i)    any breach by either of Seller or Parent of, or any other failure of either of Seller or Parent to perform, any of its covenants, agreements or obligations in this Agreement or in any Ancillary Agreement;
(ii)    any breach of any warranty or the inaccuracy of any representation of Seller or Parent contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller or Parent pursuant hereto (disregarding any materiality or Material Adverse Effect qualifications contained in such representations and warranties);
(iii)    any material breach by Sander or Option Party of, or any other failure of either Sander or Option Party to perform in any material respect, any of its covenants, agreements or obligations in, or contemplated to be performed by Sander or Option Party under, this Agreement or in any Ancillary Agreement, or any failure or inability of Parent in any material respect to cause Sander or Option Party to take, or not take, any action contemplated by or referred to in this Agreement to be taken, or not taken, by Sander or Option Party (whether or not Parent’s covenant hereunder is qualified by any efforts standard);
(iv)    the failure of Seller or Option Party to perform any Excluded Liabilities; or
(v)    any Losses which Buyer incurs as a result of accepting liability for any enforcement action by the FCC relating to any period prior to the Closing pursuant to Sections 5.3(a) and (e) above.

provided, however, that Seller and Parent shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer Group Members until, and then only to the extent that, the aggregate amount of all such Loss and Expense exceeds $844,700; and, provided, further, that the aggregate amount that Seller and Parent shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Buyer Group Members shall not exceed $17,694,000. The indemnification provided for in this Section 9.1 shall terminate one (1) year after the Closing Date (and no claims shall be made by any Buyer Group Members under this Section 9.1 thereafter), except that the indemnification by Seller and Parent shall continue in any event as to:
(A)    the representations and warranties in Sections 3.3(a), 3.3(b), 3.7, 3.10 and 3.14, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations;
(B)    the covenants of Seller and Parent set forth in Sections 6.1, 11.2 or 11.10, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations;
(C)    any Loss or Expense incurred by any Buyer Group Member in connection with or arising out of the failure of Seller or Option Party to pay or perform any Excluded Liability, as to which no time limitation shall apply; and
(D)    any Loss or Expense of which any Buyer Group Member has notified Seller and Parent in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of Seller and Parent shall continue until the liability of Seller and Parent shall have been determined pursuant to this Article IX, and Seller and/or Parent shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article IX.
Section 9.2.    Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:
(i)    any breach by Buyer, or any other failure of Buyer to perform, any of its covenants, agreements or obligations in this Agreement or in any Buyer Ancillary Agreement;
(ii)    any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto; or
(iii)    the failure of Buyer to perform any of the Assumed Liabilities and, except for claims in respect of which Parent is obligated to indemnify Buyer pursuant to Section 9.1, Buyer’s (or any successor’s or assignee’s) operation of the Business and/or the ownership and/or use of the Purchased Assets after the Closing Date.

provided, however, that Buyer shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Seller Group Members until, and then only to the extent that, the aggregate amount of all such Loss and Expense exceeds $844,700; and, provided, further, that the aggregate amount that Buyer shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Seller Group Members shall not exceed $17,694,000. The indemnification provided for in this Section 9.2 shall terminate one (1) year after the Closing Date (and no claims shall be made by any Seller Group Member under this Section 9.2 thereafter), except that the indemnification by Buyer shall continue in any event as to:
(A)    the representations and warranties in Sections 4.2(a) and 4.2(b), as to which no time limitation shall apply other than the full period of any applicable statute of limitations;
(B)    the covenants of Buyer set forth in Sections 6.1, 6.2, 11.2 or 11.10, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations;
(C)    any Loss or Expense incurred by any Seller Group Member in connection with or arising out of the failure of Buyer to pay or perform any Assumed Liabilities, as to which no time limitation shall apply; and
(D)    any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article IX.
Section 9.3.    Notice of Claims; Determination of Amount.
(a)    Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.
(b)    In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis,” which shall mean an amount which is sufficient to compensate the

Indemnified Party for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), provided, however, that the parties hereto agree to report each payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes, (2) all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years as a result of the Indemnified Event and (3) all reductions in federal, state, local and foreign Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the Indemnified Event. All calculations shall be made using reasonable assumptions agreed upon by Parent and Buyer and, in the case of any present value calculations, shall be made using the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding plus two percentage points.
(c)    After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.
Section 9.4.    Third Person Claims. (a) Notwithstanding anything to the contrary contained in Section 9.3, in order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within ten (10) days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) Business Days after receipt thereof and shall deliver to the Indemnitor within seven (7) Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.
(a)    In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within thirty (30) days after the date of such notice.
To the extent of any inconsistency between this Section 9.4 and Section 6.1(c), the provisions of Section 6.1(c) shall control.
Section 9.5.    Limitations.
(a)    In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.
(b)    Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or any Buyer Ancillary Agreement or Ancillary Agreement.
Section 9.6.    No Special Damages; Mitigation. Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable, except to the extent such damages are payable to a third party. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

ARTICLE X
TERMINATION
Section 10.1.    Termination.
(a)    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
(i)    by the mutual written consent of Parent and Buyer;
(ii)    by Parent in the event of a breach by Buyer of any of its covenants, agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Buyer contained in this Agreement shall have been inaccurate when made, and the failure of Buyer to cure such breach within thirty (30) days after receipt of written notice from Parent requesting such breach to be cured, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth in such representations and warranties), or the failure to perform such covenants and agreements, individually or in the aggregate, has not had and could not reasonably be expected to have a Buyer Material Adverse Effect;
(iii)    by Buyer in the event of a breach by Seller or Parent of any of their respective covenants, agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Seller or Parent contained in this Agreement shall have been inaccurate when made, and the failure of Seller or Parent to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), or the failure to perform such covenants and agreements, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect;
(iv)    by Parent or Buyer if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(v)    by Parent or Buyer, if (i) the Closing shall not have occurred on or before 5:00 p.m., local New York time, on December 31, 2014 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 10.01(a)(v) shall not have breached or failed to fulfill any of its obligations under this Agreement which were the cause of, or resulted in, the failure of the Closing to occur prior to such date; or

(vi)    by Parent or Buyer upon the termination or expiration of the Merger Agreement for any reason.
If the Closing shall not have occurred on or before 5:00 p.m., local New York, New York time, on December 27, 2013, and if Parent is entitled to extend the “Outside Date” under the Merger Agreement in accordance with its current terms, Parent shall exercise its right to extend the “Outside Date” to the same date as the Termination Date under this Agreement.
(b)    In the event that this Agreement shall be terminated pursuant to this Article X, all further obligations of the parties under this Agreement (other than Sections 11.2 and 11.10) shall be terminated without further liability of any party to the other; provided that nothing herein shall relieve any party from liability for any breach of this Agreement.
Section 10.2.    Withdrawal of Certain Filings. All filings, applications and other submissions relating to the transactions contemplated by this Agreement as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1.    Survival of Representations, Warranties and Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article IX, the representations and warranties contained in Articles III and IV of this Agreement shall terminate one (1) year after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article III or IV after the date on which such representations and warranties terminate as set forth in this Section 11.1.
Section 11.2.    Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.
Section 11.3.    Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

Section 11.4.    Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):
If to Seller or Parent:
Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Facsimile: (703) 558-3989
E-mail: tomcox@gannett.com
Attention: Tom Cox

with a copy to:
Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Facsimile: (703) 854-2031
E-mail: tmayman@gannett.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
401 Ninth Street, N.W., Suite 900
Washington, DC 20004
Facsimile: (202) 585-8080
E-mail: jpartigan@nixonpeabody.com
Attention: John C. Partigan, Esq.

If to Buyer, to:
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023
Facsimile: (515) 284-3840
E-mail: John.Zieser@meredith.com
Attention: John Zieser

with a copy (which shall not constitute notice) to:
Dow Lohnes PLLC
1200 New Hampshire Avenue, N.W., Suite 800
Washington, DC 20036-6802
Facsimile: (202) 776-2222
Email: mbasile@dowlohnes.com and kmills@dowlohnes.com
Attention: Michael Basile, Esq. and Kevin Mills, Esq.

Section 11.5.    Successors and Assigns; Third Party Beneficiaries.
(a)    This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any successor by a merger or conversion referenced below. Except as provided in this Section 11.5(a), this Agreement shall not be assigned by any party hereto. Any party (including, for this purpose, Seller) may assign or transfer any of its rights under this Agreement to any of its Affiliates, provided that no such assignment or transfer shall operate to relieve a party of any of its liabilities or obligations hereunder. The parties acknowledge that after the Merger Closing Date, with written notice to Buyer, Parent may merge Seller into Belo or an Affiliate of Belo or convert Seller from a corporation to a limited liability company. Pursuant to Section 6.1(d), the parties intend that the transactions contemplated by this Agreement qualify as a part of a tax-deferred, like-kind exchange under Section 1031 of the Code. Buyer acknowledges that each of Seller and Option Party, in that regard, is permitted to assign its rights, but not its liabilities or obligations, under this Agreement, to one or more “qualified intermediaries” for use in this transaction as that term is used in Treasury Regulations Section 1.1031(k)-1(g)(4), and otherwise to cooperate with Seller and Option Party and their respective Affiliates to structure the sale as a like-kind exchange, provided that Buyer will not be required to incur any obligation, liability or expense with respect to any such exchanges.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as expressly provided in Article IX and Section 11.5(a), nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, Belo, Seller and their Affiliates are not third-party beneficiaries under this Agreement.

Section 11.6.    Access to Records after Closing.
(a)    For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.6(a). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as the other party may select.
(b)    For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller, Option Party or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Seller, Option Party and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.6(b). If Seller, Option Party or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such party shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as the other party may select.
Section 11.7.    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.
Section 11.8.    Interpretation. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. This Agreement, the Buyer Ancillary Agreements and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. References to a “party hereto” or the “parties hereto” or similar phrases shall refer to Parent and

Buyer unless and until Seller executes and delivers the Joinder Agreement on the Merger Closing Date.
Section 11.9.    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 11.10.    Expenses. Except as otherwise expressly provided herein, each of Seller and Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
Section 11.11.    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
Section 11.12.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Parent and Buyer.
Section 11.13.    Disclaimer of Warranties. Neither Seller nor Parent makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED BY SELLER AND PARENT PURSUANT TO SECTION 8.1, SELLER IS SELLING THE BUSINESS AND THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND SELLER AND PARENT DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. SELLER AND PARENT MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that none of Seller, Parent or any of their representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Buyer or its representatives or Affiliates to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and none of Seller, Parent or any of their representatives or Affiliates nor any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.
Section 11.14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15.    Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Closing was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Closing) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post any bond or other security in connection with any such order or injunction.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
GANNETT CO., INC.

By: /s/ Tom Cox
Name: Tom Cox
Title: Vice President

MEREDITH CORPORATION

By: /s/ John Zieser
Name: John Zieser
Title: Chief Development Officer/ General Counsel